Exhibit 2

(TRANSLATION)

Securities code: 5457

June 12, 2013

To Our Shareholders

Renpei Nakanishi
President and Representative Director
SUMITOMO PIPE & TUBE CO., LTD.
(Principal Executive Office)	3-5 Oaza-Hikari, Kashima, Ibaraki
(Head Office)	5th Floor, Bunyusha Bldg. 19-3, Ryogoku
3-chome, Sumida-ku, Tokyo

Notice of the 157th Ordinary General Meeting of Shareholders

We wish to express our sincere thanks for the exceptional courtesy you have always shown us.

You are cordially invited to attend the 157th Ordinary General Meeting of Shareholders of SUMITOMO PIPE & TUBE CO., LTD. (the “Company”), to be held as described below.

If you are unable to attend the meeting, you may exercise your voting rights in writing. Please review the Reference Documents for the General Meeting of Shareholders provided in the following pages, indicate your vote of approval or disapproval on the enclosed Exercise Voting Rights Form and return the form to us by mail so that it reaches us by no later than 5:10 p.m., Wednesday, June 26, 2013.

1.	Date:	10:00 a.m., Thursday, June 27, 2013

2.	Place:

Conference room in Principal Executive Office of the Company

3-5 Oaza-Hikari, Kashima, Ibaraki

(Please refer to the “Location for the Ordinary General Meeting of Shareholders” at the end of this document.)

3.	Objectives of the meeting:
	Matters to be reported:	[Omitted]

Matters to be resolved:
	Proposal 1	Approval of a share exchange agreement between the Company and Nippon Steel & Sumitomo Metal Corporation
	Proposal 2	[Omitted]
	Proposal 3	[Omitted]
	Proposal 4	[Omitted]
	Proposal 5	[Omitted]

Rule 802 Legend

This exchange offer or business combination is made for the securities of a foreign company. The offer is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than under the exchange offer, such as in open market or privately negotiated purchases.

4.	Disclosure of Information via the Internet:

With respect to the documents to be submitted upon notice of the 157th Ordinary General Meeting of Shareholders, the following matters are posted on the website of the Company (http://www.sumitomokokan.co.jp/) in accordance with laws and regulations and the provision of Article 16 of the Company’s Articles of Incorporation.

(1)	Matters to be indicated as Notes to Consolidated Financial Statements and Notes to Nonconsolidated Financial Statements within the Consolidated Financial Statements and the Nonconsolidated Financial Statements for the 157th Fiscal Year of the Company.

(2)	Matters to be indicated as Notes to Nonconsolidated Financial Statements in “Details of Financial Statements, etc. for the Final Fiscal Year of Nippon Steel & Sumitomo Metal Corporation”, with respect to “Proposal 1 Approval of a share exchange agreement between the Company and Nippon Steel & Sumitomo Metal Corporation” in the Reference Documents for the General Meeting of Shareholders.

The matters stated in (1) above have been audited as a part of the Consolidated Financial Statements and the Nonconsolidated Financial Statements by the Statutory Auditors and an Accounting Auditor upon their execution of Audit Reports.

END

*   *   *   *   *   *   *   *   *   *   *   *   *   *   *   *   *   *   *   *   *   *   *   *   *   *   *   *   *   *   *

¤	For those attending, please present the enclosed Voting Rights Exercise Form at the reception desk upon arrival at the meeting.

¤	In the case of the occurrence of any events that may cause any change to the Business Report, Consolidated Financial Statements, Nonconsolidated Financial Statements and Reference Documents for the General Meeting of Shareholders, that change will be announced on the website of the Company (http://www.sumitomokokan.co.jp/).

Note: Please note that the official text of this document has been prepared in Japanese. The information herein stated is provided only for reference purposes. The company is not responsible for the accuracy of the information. To the extent these is any discrepancy between the English translation and original Japanese version, please refer to the Japanese version.

Attachment

[Omitted]

Reference Documents for the General Meeting of Shareholders

Proposal 1 Approval of a share exchange agreement between the Company and Nippon Steel & Sumitomo Metal Corporation

On April 26, 2013, the Company and Nippon Steel & Sumitomo Metal Corporation (“NSSMC”) agreed to conduct a share exchange (the “Share Exchange”) effective as of August 1, 2013, in which NSSMC will be the wholly-owning parent company and the Company will be the wholly-owned subsidiary, and, to such effect, the Company and NSSMC have executed a share exchange agreement (the “Share Exchange Agreement”).

This Proposal 1 is to propose to approve the Share Exchange Agreement. The reason for the Share Exchange, the details of the Share Exchange Agreement and other matters regarding this Proposal 1 are as follows:

1.	Reason for the Share Exchange

On this occasion, the Company and NSSMC, upon consultation between both parties, have agreed to make the Company, the core company which conducts the electric resistance-welded tube businesses for mechanical structures and general structures, etc. (the “Electric Resistance-Welded Tube Business”) within the iron manufacturing business of the NSSMC group, a wholly-owned subsidiary of NSSMC by way of share exchange.

This is due to the decision of the Company and NSSMC that it is essential, from now on, for (i) the reinforcement of the competitiveness of the Company and NSSMC both in and outside Japan and (ii) the growth in the quality and quantity of the business of the Company and NSSMC, to respond to (x) the acceleration of globalization as it affects customers’ production and sales, (y) the strengthening of the development of technologies according to needs, including automotive lightening and (z) the increased efficiency in domestic production bases, through the Company’s making effective use of the management resources of the NSSMC group and aspiring to conduct management that is more unified within the said group.

Through these measures, we believe that we will achieve (i) optimal and effective utilization of the management resources of the NSSMC group, (ii) further sharing of business strategy between the Company and NSSMC and (iii) improved responsiveness of the said group management, that the profitability and competitiveness of the both companies will be further enhanced, and, furthermore, that these measures will contribute to improving the corporate value of the Company and NSSMC.

2.	Details of the Share Exchange Agreement

The details of the Share Exchange Agreement are as set forth in Attachment 1“Share Exchange Agreement (Copy)”.

3.	Matters relating to the appropriateness of the exchange consideration

(1)	Matters relating to the total exchange consideration and appropriateness of the allotment

(i)	Details of the allotment of shares to be delivered by NSSMC to the shareholders of the Company

Under the Share Exchange, 3.75 shares of common shares of NSSMC will be allotted and delivered per share of the Company’s common shares held by each shareholder of the Company as of the time immediately before NSSMC acquires all of the outstanding shares of the Company pursuant to the Share Exchange (NSSMC intends to apply the treasury stock held by NSSMC toward such shares to be delivered, and therefore NSSMC does not intend to issue new shares); provided, however, that no shares will be allotted for the common shares of the Company held by NSSMC (18,681,875 shares as of April 26, 2013) through the Share Exchange. As a result, the number of shares of NSSMC to be delivered through the Share Exchange will be 52,607,103 shares of common shares of NSSMC.

In addition, the number of common shares to be allotted and delivered by NSSMC through the Share Exchange may be subject to change in the future due to reasons such as the cancellation of treasury stock by the Company, etc.

	NSSMC (wholly-owning parent company in the Share Exchange)	The Company (wholly-owned subsidiary in the Share Exchange)
Details of allotment of shares upon the Share Exchange	1	3.75

(ii)	Grounds for calculation, etc. for the details of the allotment related to the Share Exchange

A.	Basis for calculation

The Company and NSSMC, in order to ensure the fair and appropriate calculation of the number of NSSMC’s common shares allocated per share of the Company’s common shares in the Share Exchange (the “Share Exchange Ratio”), each requested their respective independent third-party valuation institution to calculate the Share Exchange Ratio. The Company selected Daiwa Securities Co. Ltd. (“Daiwa Securities”) and NSSMC selected SMBC Nikko Securities Inc. (“SMBC Nikko”) as respective third-party valuation institutions with respect to the calculation of the Share Exchange Ratio.

With respect to the Company, Daiwa Securities adopted the market price analysis (the average closing prices of the Company shares on the first section of the Tokyo stock exchange (the “Tokyo Stock Exchange”) for one month, three months and six months on and before the calculation record date with a setting of the calculation record date as April 25, 2013), since the Company’s common shares were listed on the first section of the Tokyo Stock Exchange and the market price existed, and adopted the discounted cash flow method (the “DCF Method”) in order to reflect in the calculation the situation of future business activities.

With respect to NSSMC, Daiwa Securities adopted the market price analysis (the average closing prices of NSSMC shares on the first section of the Tokyo Stock Exchange for one month, three months and six months on and before the calculation record date with a setting of the calculation record date as April 25, 2013), since NSSMC’s common shares were listed on the financial instruments exchange and the market price existed, and adopted the DCF Method in order to reflect in the calculation the situation of future business activities.

The results of the calculation of the number of allotted shares of NSSMC’s common shares for a common share of the Company by each valuation method is as described in the table below.

Adopted Method	Calculation Result of the Share Exchange Ratio
Market Price Analysis	3.05 to 3.16
DCF Method	2.34 to 4.15

Daiwa Securities principally adopted the information provided by both companies and those publicly disclosed, etc. on an as-is basis for calculation of the Share Exchange Ratio on the premise that the relevant adopted materials and information, etc. are all correct, complete and appropriate and does not validate such correctness, completeness or appropriateness.

In addition, Daiwa Securities does not validate, appraise or assess the assets and liabilities (including off-balance-sheet assets and liabilities and other contingent liabilities) of both companies and their related companies including analysis and evaluation of individual assets and liabilities, and Daiwa securities does not request a third party institution to validate, appraise or assess the above.

Moreover, Daiwa Securities assumes that the financial projections of both companies are prepared in accordance with reasonable and appropriate procedures and based on the best projection and judgment currently held by the management of both companies. The calculation of the Share Exchange Ratio of Daiwa Securities assumes the information and economic conditions up to April 25, 2013.

On the other hand, with respect to the Company, SMBC Nikko adopted the market price analysis (the average closing prices of the Company shares on the first section of the Tokyo Stock Exchange for one month and three months on and before the calculation record date with a setting of the calculation record date as April 25, 2013), since the Company’s common shares were listed on the first section of the Tokyo Stock Exchange and a market price existed, and adopted the DCF Method in order to reflect in the calculation the situation of future business activities.

With respect to NSSMC, SMBC Nikko adopted the market price analysis (the average closing prices of NSSMC shares on the first section of the Tokyo Stock Exchange for one month and three months on and before the calculation record date with a setting of the calculation record date as April 25, 2013), since NSSMC’s common shares were listed on the financial instruments exchange and the market price existed, and adopted the DCF Method in order to reflect in the calculation the situation of future business activities.

The results of the calculation of the number of allotted shares of NSSMC’s common shares for a common share of the Company by each valuation method is as described in the table below.

Adopted Method	Calculation Result of the Share Exchange Ratio
Market Price Analysis	3.05 to 3.16
DCF Method	2.75 to 4.50

SMBC Nikko principally adopted the information provided by both companies and those publicly disclosed, etc. on an as-is basis for calculation of the Share Exchange Ratio on the premise that the relevant adopted materials and information, etc. are all correct and complete and does not validate such correctness or completeness.

In addition, SMBC Nikko does not validate, appraise or assess the assets and liabilities (including off-balance-sheet assets and liabilities and other contingent liabilities) of both companies and their related companies including analysis and evaluation of individual assets and liabilities, and SMBC Nikko does not request a third party institution to appraise or assess the above.

Moreover, SMBC Nikko assumes that the financial projections of both companies are prepared in accordance with reasonable and appropriate procedures and based on the best projection and judgment currently held by the management of both companies. The calculation of the Share Exchange Ratio of SMBC Nikko assumes the information and economic conditions up to April 25, 2013.

In addition, the benefit plan submitted to Daiwa Securities and SMBC Nikko from the Company as the basis for calculation of the DCF Method contains a fiscal year in which a significant increase in profit is expected, in or after the fiscal year March 2014. The main reason is that the cost improvement effect, etc. along with the strategic investment for better productivity is expected.

On the other hand, the benefit plan submitted to Daiwa Securities and SMBC Nikko from NSSMC contains fiscal years in which significant increases in profit are expected, in or after the fiscal year March 2014. The main reason is that integration effects, etc. such as the cost-cutting due to the amalgamation of technical and research results, the construction of an optimum production system, the reduction of purchase cost, the streamlining of the head office department and the integral reorganization of, and cooperation with, the group companies along with the business integration of Nippon Steel Corporation and Sumitomo Metal Industries, Ltd. are expected.

B.	Background to calculation

The Company and NSSMC have negotiated and consulted and have referred carefully to the calculation results of the Share Exchange Ratio submitted by the respective third-party valuation institutions.

Consequently, the Company and NSSMC determined that the Share Exchange Ratio described above was reasonable and did not impair the interests of respective shareholders, and accordingly, the both companies agreed upon and executed the Share Exchange Agreement with respect to conducting the Share Exchange at such Share Exchange Ratio between the both companies.

C.	Relationship with valuation institutions

Daiwa Securities, which is the Company’s third-party valuation institution, and SMBC Nikko, which is NSSMC’s third-party valuation institution, are independent from the Company and NSSMC, are not a related party in regards to either the Company or NSSMC, and do not have any significant interest to be specified with respect to the Share Exchange.

(2)	Reasons for selecting common shares of NSSMC as the exchange consideration for the Share Exchange

The Company and NSSMC selected common shares of NSSMC, which will be the wholly-owning parent company, as the exchange consideration for the Company’s common shares in relation to the Share Exchange.

The Company and NSSMC determined that the common shares of NSSMC are appropriate as consideration for the Share Exchange because common shares of NSSMC are listed on the first section of the Tokyo Stock Exchange, the first section of the Osaka Securities Exchange Co., Ltd. (the “Osaka Securities Exchange”), the first section of the Nagoya Stock Exchange, Inc. (the “Nagoya Stock Exchange”), the first section of the Fukuoka Stock Exchange, and the first section of the Sapporo Stock Exchange and have a high degree of liquidity that affords trading opportunities, and because shareholders of the Company will be able to enjoy, through the receipt of common shares of NSSMC (which will become the wholly-owning parent company), the benefits of integration, the synergy effects of which will be a result of the Company’s becoming the wholly-owned subsidiary of NSSMC through the Share Exchange .

(3)	Considerations for avoiding adverse affects of the interests of shareholders of the Company other than NSSMC

In examining the Share Exchange, since NSSMC holds 57.20% of the voting rights held by all of the shareholders of the Company, and the Company is a consolidated subsidiary of NSSMC, the Company and NSSMC took the following measures, in implementing the Share Exchange, in order to ensure the fairness of the Share Exchange and to avoid any conflicts of interest.

(i)	Measures to ensure fairness

The Company and NSSMC respectively requested the third-party valuation institutions to calculate the Share Exchange Ratio in implementing the Share Exchange, negotiated and consulted by referring to such calculation results, and, at the meeting of the board of directors of the respective companies held on April 26, 2013, resolved to implement the Share Exchange based on the Share Exchange Ratio described above, which is agreed by and between the Company and NSSMC. In addition, neither the Company nor NSSMC received the evaluation regarding fairness (fairness opinion) from each third-party valuation institution.

Furthermore, the Company selected Nagashima Ohno & Tsunematsu and NSSMC selected TOKYO HATCHOBORI LAW OFFICE as their legal advisors, and each respectively received advice from a legal perspective on the procedures of the Share Exchange and the methods and processes in making decisions at the meeting of the board of directors for the Share Exchange, etc.

(ii)	Measures to avoid conflicts of interest

One of the directors of the Company, Mr. Hiroki Kawabata, who is also an employee of NSSMC, participated in neither the deliberations nor the resolutions concerning the Share Exchange at the meeting of the board of directors held by the Company on April 26, 2013. Furthermore, he participated in neither the consultations nor negotiations concerning the Share Exchange held with NSSMC as a director of the Company.

In addition, one of the statutory auditors of the Company, Mr. Ikuo Takahashi, who is also an employee of NSSMC, did not participate in the deliberations at the above-mentioned meeting of the board of directors, nor did he express his opinion at such meeting. Furthermore, he participated in neither the consultations nor negotiations concerning the Share Exchange held with NSSMC as a statutory auditor of the Company.

At such meeting of the board of directors, the Company’s directors except for the above one person and the statutory auditors except for the above one person (among them, one outside auditor) attended and the board of directors resolved the execution of the Share Exchange Agreement. At such meeting of the board of directors, two statutory auditors of the Company (among them, one outside auditor) expressed the opinion that they had no objection to the execution of the Share Exchange Agreement.

Furthermore, in examining the Share Exchange, the Company asked Mr. Tatsuo Ozaki, who is an outside auditor of the Company with no interest in NSSMC, the controlling shareholder of the Company, and whose name is registered with the Tokyo Stock Exchange as an independent officer of the Company, in accordance with the regulations of the Tokyo Stock Exchange, to examine whether the Company’s decision to implement the Share Exchange would cause any detrimental result to the minority shareholders of the Company, and on April 26, 2013, the Company obtained an opinion for the Company’s board of directors from Mr. Ozaki stating that the Company’s decision concerning the Share Exchange is not detrimental to the minority shareholders of the Company, through comprehensively reviewing the purpose of the Share Exchange, procedures required in the course of the negotiations concerning the Share Exchange, fairness of the Share Exchange Ratio, and the improvement of the enterprise value of the Company, etc.

The Company received legal advice from Nagashima Ohno & Tsunematsu, its legal advisor, with respect to the method for the resolution at the above-mentioned meeting of the board of directors and other measures to be taken to avoid any conflicts of interest.

(4)	Matters relating to the appropriateness of the amounts of NSSMC’s capital and reserves

The amounts by which NSSMC’s capital, capital reserves, and reserved surplus will be increased in conjunction with the Share Exchange are as follows:

Based on comprehensive consideration and examination of NSSMC’s capital policies and other factors after the Share Exchange, the amounts were determined within the range specified by laws and regulations, and we believe that they are appropriate.

(i)	Amount of capital increase: 0 yen

(ii)	Amount of capital reserves increase: Minimum amount of increase required in accordance with laws and regulations

(iii)	Amount of reserved surplus increase: 0 yen

4.	Reference information concerning the exchange consideration

(1)	Provisions of NSSMC’s Articles of Incorporation

The provisions of NSSMC’s Articles of Incorporation are as set forth in Attachment 2 “Articles of Incorporation of Nippon Steel & Sumitomo Metal Corporation”.

(2)	Matters relating to the method of realization of the exchange consideration

(i)	Markets trading the exchange consideration

Common shares of NSSMC are traded on the first section of the Tokyo Stock Exchange, the first section of the Osaka Securities Exchange, the first section of the Nagoya Stock Exchange, the first section of the Fukuoka Stock Exchange, and the first section of the Sapporo Stock Exchange.

(ii)	Parties performing brokering, intermediation, and agency services for transactions of the exchange consideration

Common shares of NSSMC are brokered and intermediated, etc. by securities companies, etc. nationwide.

(iii)	Details of restrictions on transfer and other methods of disposal of the exchange consideration

Not applicable

(3)	Matters relating to the market value of the exchange consideration

The prices of common shares of NSSMC on the first section of the Tokyo Stock Exchange for the past six months are as follows:

Month	November 2012	December 2012	January 2013	February 2013	March 2013	April 2013
Maximum price (yen)	199	216	255	281	268	266
Minimum price (yen)	166	182	210	241	235	208

Market prices of common shares of NSSMC and changes in prices thereof, etc. can be obtained from share price information and charts, etc. provided by the Tokyo Stock Exchange at the Website indicated below. http://www.tse.or.jp/

(4)	Details of NSSMC’s balance sheet for the fiscal years ended within the past five years

As NSSMC has filed securities reports in accordance with Article 24, Paragraph 1 of the Financial Instruments and Exchange Act for each fiscal year, the description thereof is omitted.

5.	Matters relating to the appropriateness of the provisions concerning share options in relation to the Share Exchange

Not applicable

6.	Matters relating to financial statements, etc.

(1)	Details of financial statements, etc. for the final fiscal year of NSSMC

The details of financial statements, etc. for the final fiscal year of NSSMC (from April 1, 2012 to March 31, 2013) are set forth in Attachment 3 “Details of the Financial Statements, etc. for the Final Fiscal Year of Nippon Steel & Sumitomo Metal Corporation” (supplement of Reference Documents for the General Meeting of Shareholders).

The information in financial statements, etc. for the final fiscal year of NSSMC that should be indicated as Notes to Nonconsolidated Financial Statements is posted on the Company’s website (http://www.sumitomokokan.co.jp) together with matters to be indicated as Notes to Consolidated Financial Statements pursuant to laws and regulations and Article 16 of the Articles of Incorporation, and accordingly, is not included in the supplement of Reference Documents for the General Meeting of Shareholders.

(2)	Details of the events occurring within the Company and NSSMC since the end of the final fiscal year that have had a material impact on the status of company properties

(i)	The Company

On April 26, 2013, the Company agreed with NSSMC and Nittetsu Steel Pipe Co., Ltd. (“NSP”) on the reorganization of the Electric Resistance-Welded Tube Business operated by the Company, NSSMC and NSP, focusing on the merger between the Company and NSP effective as of October 1, 2013, and executed the basic agreement with NSSMC and NSP.

(ii)	NSSMC

Not applicable

Attachment 1

Share Exchange Agreement (Copy)

This Share Exchange Agreement (this “Agreement”) is made and entered into by and between Nippon Steel & Sumitomo Metal Corporation (“NSSMC”) and Sumitomo Pipe & Tube Co., Ltd. (“SPT”) on April 26, 2013 (the “Execution Date”).

Article 1 (Share Exchange)

1.	Pursuant to the provisions of this Agreement, NSSMC and SPT shall effectuate a share exchange under which NSSMC will be the wholly-owning parent company and SPT will be the wholly-owned subsidiary (the “Share Exchange”).

2.	The trade names and addresses of the wholly-owning parent company and the wholly-owned subsidiary under the Share Exchange shall be as follows:

(1)	Wholly-owning parent company
Trade name: Nippon Steel & Sumitomo Metal Corporation
Address: 6-1, Marunouchi 2-chome, Chiyoda-ku, Tokyo

(2)	Wholly-owned subsidiary
Trade name: Sumitomo Pipe & Tube Co., Ltd.
Address: 3-5 Oaza-Hikari, Kashima, Ibaraki

Article 2 (Number of Shares to be Delivered in the Share Exchange and Matters regarding the Allotment of Shares)

Upon the Share Exchange, NSSMC shall deliver the number of shares obtained by multiplying the total number of SPT shares (excluding those held by NSSMC) as of the time immediately before NSSMC acquires all of the outstanding shares of SPT pursuant to the Share Exchange (the “Base Point”) by 3.75 and allot them to each of the shareholders of SPT at the Base Point (excluding NSSMC), in the ratio of 3.75 NSSMC shares for one (1) SPT share.

Article 3 (Matters Regarding the Amount of Capital and Reserves of the Wholly-Owning Parent Company)

The amount of capital, capital reserves and reserved surplus of NSSMC that will be increased through the Share Exchange shall be specified below. However, in the case of any change in circumstances before the Effective Date (meaning the date on which the Share Exchange will become effective, the same applies hereinafter), this amount may be changed upon agreement between NSSMC and SPT, through their mutual consultations.

(1)	Capital: 0 yen

(2)	Capital reserves: Minimum amount of increase required in accordance with laws and regulations

(3)	Reserved surplus: 0 yen

Article 4(Effective Date)

The Effective Date shall be August 1, 2013. However, if the necessity arises in light of the progress of the Share Exchange procedures, the Effective Date may be changed upon agreement between NSSMC and SPT, through their mutual consultations.

Article 5 (Change of Conditions for the Share Exchange and Termination of the Agreement)

If, during the period on or from the Execution Date through the Effective Date, (i) any material change in the financial condition or operating results of NSSMC or SPT occurs or is discovered, (ii) any event materially impeding the effectuation of the Share Exchange in accordance with this Agreement occurs or is discovered or (iii) it becomes otherwise difficult to achieve the purpose of the Share Exchange, NSSMC and SPT may change or terminate this Agreement upon agreement between them, through their mutual good faith consultations.

Article 6 (Consultations)

In addition to these matters set forth in this Agreement, NSSMC and SPT shall set forth the matters necessary for the Share Exchange, through consultations between NSSMC and SPT in accordance with the purpose of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement in duplicate, have signed or affixed their respective names and seals and shall each retain one (1) copy.

April 26, 2013

NSSMC:

6-1, Marunouchi 2-chome, Chiyoda-ku, Tokyo Nippon Steel & Sumitomo Metal Corporation President & COO Hiroshi Tomono (Seal)
SPT:
3-5, Oaza Hikari, Kashima-shi, Ibaraki Sumitomo Pipe & Tube Co., Ltd. President and Representative Director Renpei Nakanishi (Seal)

Attachment 2

ARTICLES OF INCORPORATION

NIPPON STEEL & SUMITOMO METAL CORPORATION

ARTICLES OF INCORPORATION

OF

NIPPON STEEL & SUMITOMO METAL CORPORATION

CHAPTER I

GENERAL PROVISIONS

Article 1.

The name of the Company shall be Shinnittetsu Sumikin Kabushiki Kaisha. It shall be written in English NIPPON STEEL & SUMITOMO METAL CORPORATION.

Article 2.

The objects of the Company shall be to carry on the following businesses:

(1) manufacture and sale of iron and steel;

(2) manufacture and sale of industrial machinery and facilities, steel structures, water supply related facilities, etc.;

(3) contract work on civil engineering and construction, and design and supervision of construction of buildings;

(4) manufacture and sale of chemical products, electronic components, etc.;

(5) manufacture and sale of nonferrous metal, ceramics, carbon fibers, etc.;

(6) engineering and consultation related to the use and development of computer systems;

(7) freight transportation and warehousing;

(8) supply of electric power, gas, heat and other energy;

(9) disposal and recycling of waste;

(10) trading, leasing and intermediation of real properties;

(11) management of cultural, welfare, sport, training and other facilities; and

(12) any and all other businesses incidental to the foregoing subparagraphs.

Article 3.

The Company shall have its principal office in Chiyoda-ku, Tokyo.

Article 4.

Public notices of the Company shall be given on the website. However, in cases where accidents or other unavoidable circumstances prevent the use of the website, they shall be given by inserting them in the Nihon Keizai Shimbun published in Tokyo.

CHAPTER II

SHARES

Article 5.

The total number of shares which the Company has authority to issue shall be 20,000,000,000.

Article 6.

1. One thousand (1,000) shares of the Company shall constitute one (1) unit. A holder of one unit of shares shall have one vote at a general meeting of shareholders.

2. A holder of shares constituting less than one (1) unit of shares (tangen) (hereinafter “less than one unit of shares”) of the Company may not exercise any rights other than those listed below with respect to such shares:

(1) the rights listed in Article 189, Paragraph 2 of the Company Law;

(2) the right to be allotted shares and/or stock acquisition right which is offered by the Company to each shareholder in proportion to the number of shares held by such shareholder; and

(3) the right set forth in the immediately subsequent paragraph.

3. A holder of less than one unit of shares of the Company may require the Company to sell such number of shares that, combined with the less than one unit of shares held by such shareholder, constitute one unit of shares of the Company.

Article 7.

1. The Company shall appoint a registration agent with respect to its shares.

2. The registration agent and its place of business shall be designated by resolution of the Board of Directors and shall be notified publicly.

3. The Company shall have its registration agent prepare, maintain, and administer the affairs related to, and the Company shall not for itself prepare, maintain, and administer the affairs related to, the Register of Shareholders and the Register of Stock Acquisition Rights.

Article 8.

Any matters relating to shares of the Company not provided for in the Articles of Incorporation shall be governed by the Regulations Relating to Shares prescribed by the Board of Directors.

CHAPTER III

GENERAL MEETING OF SHAREHOLDERS

Article 9.

The ordinary general meeting of shareholders of the Company shall be convened in June each year, and an extraordinary general meeting of shareholders shall be convened as the need arises.

Article 10.

Shareholders entitled to exercise the right at the ordinary general meeting of shareholders referred to in the preceding Article shall be those who are electronically recorded as having the voting rights in the latest Register of Shareholders of March 31 each year.

Article 11.

The general meeting of shareholders shall be convened and presided over by the Chairman or the President of the Company; provided, however, that in the case where the Chairman and the President of the Company are unable to act as such, one of the other Directors shall act in his or her place in accordance with a resolution by the Board of Directors.

Article 12.

1. Resolution of the general meeting of shareholders shall be adopted by a majority vote of the shareholders present, unless otherwise provided for in the laws and regulations or the Articles of Incorporation.

2. Resolution provided for in Article 309, Paragraph 2 of the Company Law shall require the presence of the shareholders holding in the aggregate one third or more of the votes of the shareholders who are entitled to exercise their voting rights and the affirmative vote of two thirds or more of the votes of the shareholders present.

Article 13.

1. Shareholders may exercise their rights to vote by appointing as proxy another shareholder of the Company who is entitled to exercise his or her voting rights.

2. Any shareholder holding two or more voting rights who does not intend to exercise his or her voting rights in a uniform manner shall notify the Company in writing of such intention and the reason therefor at least three (3) days prior to the general meeting of shareholders.

Article 14.

The Company may, in convening a general meeting of shareholders, provide its shareholders with information required to be included or indicated in the reference materials for the general meeting of shareholders, the business report, the financial statements and consolidated financial statements by making such information available to shareholders electronically on the Internet in accordance with laws and regulations.

CHAPTER IV

DIRECTORS AND BOARD OF DIRECTORS

Article 15.

The Company shall have not more than twenty (20) Directors and a Board of Directors.

Article 16.

1. Resolution of a general meeting of shareholders electing Directors shall require the presence of the shareholders holding in the aggregate one third or more of the votes of the shareholders who are entitled to exercise their voting rights and the affirmative vote of a majority of the votes of the shareholders present.

2. Cumulative voting shall not be adopted for the election of Directors.

Article 17.

The term of office of a Director shall expire upon the conclusion of the next ordinary general meeting of shareholders convened following the assumption of office of such Director.

Article 18.

Any compensation, bonuses or any other financial benefits (collectively, the “Compensation”) payable to Directors by the Company in consideration for their performance of duties shall be determined by resolution of a general meeting of shareholders.

Article 19.

1. The Board of Directors may, by resolution, appoint one (1) Chairman and one (1) President from among the Directors.

2. The Board of Directors may, by resolution, appoint Vice Chairmen, Executive Vice Presidents and Managing Directors from among the Directors.

Article 20.

In convening a meeting of the Board of Directors, the notice to that effect shall be sent to each Director and each Audit & Supervisory Board Member at least three (3) days in advance of the date of such meeting; provided, however, that in the case of an emergency, this period may be shortened.

Article 21.

The meeting of the Board of Directors shall be convened and presided over by the Chairman or the President of the Company; provided, however, that in the case where the Chairman and the President of the Company are unable to act as such, one of the other Directors shall act in his or her place in accordance with a resolution of the Board of Directors.

Article 22.

In the event that a Director makes a proposal for an agenda item to be resolved at the Board of Directors and all Directors who are entitled to vote with respect to such item give consent in writing or electronically to such proposal, the Board of Directors shall be deemed to have approved by resolution such proposal, unless one or more Audit & Supervisory Board Members oppose such proposal.

Article 23.

The Company may, by resolution of the Board of Directors, limit the liabilities of the Directors to the extent as provided in laws and regulations.

Article 24.

The Company may, where necessary, appoint Senior Advisors.

Article 25.

Any matters relating to the Board of Directors not provided for in the Articles of Incorporation shall be governed by the Regulations of the Board of Directors prescribed by the Board of Directors.

CHAPTER V

AUDIT & SUPERVISORY BOARD MEMBERS AND AUDIT & SUPERVISORY BOARD

Article 26.

The Company shall have not more than seven (7) Audit & Supervisory Board Members and an Audit & Supervisory Board.

Article 27.

Resolution of a general meeting of shareholders electing Audit & Supervisory Board Members shall require the presence of the shareholders holding in the aggregate one third or more of the votes of the shareholders who are entitled to exercise their voting rights and the affirmative vote of a majority of the votes of the shareholders present.

Article 28.

The term of office of an Audit & Supervisory Board Member shall expire upon the conclusion of the ordinary general meeting of shareholders pertaining to the last business year which ends within four (4) years following the assumption of office of such Audit & Supervisory Board Member.

Article 29.

Any Compensation payable to Audit & Supervisory Board Members by the Company shall be determined by resolution of a general meeting of shareholders.

Article 30.

The Audit & Supervisory Board may, by resolution, elect Senior Audit & Supervisory Board Members from among the Audit & Supervisory Board Members.

Article 31.

In convening a meeting of the Audit & Supervisory Board, the notice to that effect shall be sent to each Audit & Supervisory Board Member at least three (3) days in advance of the date of such meeting; provided, however, that in the case of an emergency, this period may be shortened.

Article 32.

1. The Company may, by resolution of the Board of Directors, limit the liabilities of the Audit & Supervisory Board Members to the extent as provided in laws and regulations.

2. The Company may, in accordance with laws and regulations, enter into an agreement with its outside Audit & Supervisory Board Member which limits the liability of such outside Audit & Supervisory Board Member to the greater of an amount determined in advance by the Company which shall not be less than twenty million yen (¥20,000,000) and the sum of the amounts set forth in Article 425, Paragraph 1 of the Company Law.

Article 33.

Any matters relating to the Audit & Supervisory Board not provided for in the Articles of Incorporation shall be governed by the Regulations of the Audit & Supervisory Board prescribed by the Audit & Supervisory Board.

CHAPTER VI

ACCOUNTING AUDITOR

Article 34.

The Company shall have an accounting auditor.

CHAPTER VII

ACCOUNTING AND OTHER MATTERS

Article 35.

The business year of the Company shall be from April 1 each year to March 31 of the following year.

Article 36.

The Company may, by resolution of the Board of Directors, decide such matters as listed in Article 459, Paragraph 1 of the Company Law, including but not limited to, distribution of its surplus and acquisitions of its own shares.

Article 37.

The Company may distribute its surplus to the shareholders or registered pledgees registered in the latest Register of Shareholders as of March 31, September 30 and such other date as determined by the Board of Directors.

Article 38.

The Company shall be relieved of its liability to pay the money to be distributed upon expiration of three (3) years after the tender of such payment.

Attachment 3

Nippon Steel & Sumitomo Metal Corporation

88th Term Report

April 1, 2012 to March 31, 2013

Nippon Steel & Sumitomo Metal Corporation

6-1, Marunouchi 2-chome, Chiyoda-ku, Tokyo 100-8071

Tel.: +81-3-6867-4111

Accompanying Documents for the 89th Annual Meeting of Shareholders

Report of Operations

1.	Current Situations of the NSSMC Group

(1)	Progress and Results of Business Operations and Tasks Ahead
(Reference) Outline of the Mid-Term Management Plan (based on the information announced in March 2013)
(2)	Capital Procurement
(3)	Plant and Equipment Investments
(4)	Transfer of Business
(5)	Changes in Assets and Profits/Losses
(6)	Major Business Operations (as of March 31, 2013)
(7)	Major Plants, Research Laboratories, Head Office, Office, Marketing Branches and Overseas Offices (as of March 31, 2013)
(8)	Employment Data (as of March 31, 2013)
(9)	Principal Subsidiaries and Affiliates (as of March 31, 2013)
(10)	Major Lenders (as of March 31, 2013)
(11)	Surplus Distribution Policy
(12)	Others
2.	Shares and Subscription Right for New Shares
(1)	Overview of Shares (as of March 31, 2013)
(2)	Subscription Right for New Shares (as of March 31, 2013)
3.	Members of the Board of Directors and Audit & Supervisory Board Members
(1)	Executive officers as of March 31, 2013
(2)	Executive officers who resigned during this term
(3)	Executive officers after April 1, 2013
(4)	Remuneration paid to Directors and Audit & Supervisory Board Members
(5)	Policies regarding decision on the amount of remunerations for Directors and Audit & Supervisory Board Members
(6)	Outside Officers
4.	Certain Matters concerning Accounting Auditor
(1)	Name
(2)	Amount of remunerations, etc. of accounting auditor
(3)	Policy regarding decision on dismissal or non-reelection of accounting auditor
5.	Outline of the Resolution Concerning Establishment and Management of the System to Secure Operational Fairness, etc.
6.	Basic Policy regarding the Control of the Company

—Consolidated Financial Statements

(1)Consolidated Balance Sheets

(2)Consolidated Statements of Income

(3)Consolidated Statements of Changes in Net Assets

(4)Consolidated Statements of Cash Flows

(5)Consolidated Segment Information

—Non-Consolidated Financial Statements

(1)Non-Consolidated Balance Sheets

(2)Non-Consolidated Statements of Income

(3)Non-Consolidated Statements of Changes in Net Assets

Notes to Consolidated Financial Statements

Notes to Non-Consolidated Financial Statements

Report of Accounting Auditor on Consolidated Financial Statements (copy)

Report of Accounting Auditor on Non-Consolidated Financial Statements (copy)

Report of Audit & Supervisory Board on Business Report and other issues, Consolidated Financial Statements and Non-Consolidated Financial Statements (copy)

NSSMC Group’s Guiding Principles

Shareholder Reference Information

Accompanying Documents for the 89th Annual Meeting of Shareholders

Business Report

88th Term: From April 1, 2012 to March 31, 2013

1.	Current Situations of the NSSMC Group

(1) Progress and Results of Business Operations and Tasks Ahead

General Review

During fiscal 2012, despite continued stagnation in the European economy and an economic slowdown in China, the global economy recovered moderately, mainly due to the expansion of ASEAN economies and a gradual improvement in the US economy.

Japan’s overall economy was weak, as domestic capital investment was postponed mainly by the manufacturing industry due to the decline in manufacturing activities for China-related businesses. Near the end of 2012, however, the Japanese economy began to show some signs of improvement, which was supported by the correction of the overvalued yen, overseas economic recovery, and other factors.

Domestic steel demand remained robust in the civil engineering and construction sectors, mainly in the case of reconstruction and disaster prevention projects, but demand in the automotive, shipbuilding, industrial machinery, and other manufacturing sectors declined. Steel exports to the ASEAN countries remained relatively strong, but the overall steel material market was sluggish, as steel mills in South Korea and China continued to supply a large volume of steel products, which weakened the supply and demand balance in the East Asian market.

In this business environment, Nippon Steel Corporation and Sumitomo Metal Industries, Ltd. executed a business integration on October 1, 2012 (the Business Integration), and became Nippon Steel & Sumitomo Metal Corporation (NSSMC or the Company). In March 2013, NSSMC launched the Mid-Term Management Plan. This sets forth the NSSMC Group’s management policy from fiscal year 2013 for a period of approximately three years to enhance the Group in every aspect, ranging from scale, cost, and technology to customer service, with the aim of quickly establishing NSSMC as the Best Steelmaker with World-Leading Capabilities. (Please refer to page 5 and after for the Outline of the Mid-Term Management Plan.)

Business Segment Review

The NSSMC Group strived earnestly as every company in each segment responded to its changing business environment. The Group reorganized its operating structure on October 1, 2012, from the previous six-segment structure comprising steelmaking, engineering, urban development, chemicals, new materials, and system solutions to a five-segment structure comprising all of the above excluding urban development. This was because Nippon Steel City Produce, Inc. merged with Kowa Real Estate Co., Ltd.

*	The following amounts for fiscal 2012 results represent aggregate amounts of the first-half results of Nippon Steel Corporation and the second-half results of NSSMC.

•	Steelmaking and Steel Fabrication

In the face of a severe business environment, the steelmaking segment took wide-ranging steps to strengthen its domestic business base, such as the repair of the No. 2 blast furnace at Kimitsu Steelworks. At the same time, the segment displayed technical advances through the concerted efforts of its manufacturing, sales, engineering, and research forces. Specific efforts included collaborating with customers in developing high-function products and proposing solutions to them. Moreover, the segment steadily continued to establish its global supplying structure, which is designed to capture demand in growth markets, particularly overseas markets, and to swiftly respond to client business developments overseas. NSSMC also started up a joint venture in ASEAN and the U.S. with Australia’s BlueScope Steel Limited with the aim of responding quickly to demand for coated products in the overseas building material market, mainly in Asia. The segment continued to devote its utmost efforts on measures to improving the cost structure such as raising the ratio of usage of low-cost materials, improving yield, and thoroughly constraining fixed costs. With regard to steel products prices, the segment strived to receive the understanding and cooperation of its clients. The segment also integrated or reorganized its group companies and promoted collaboration within the Group. Due to a drop in steel products prices associated with soft market conditions despite the Business Integration, the steelmaking and steel fabrication segment recorded net sales of 3,790.4 billion yen and ordinary profit of 41.5 billion yen.

•	Engineering and Construction

Nippon Steel & Sumikin Engineering Co., Ltd. continued to face a severe order environment in Japan and overseas. In the steel production plant, environmental, energy, offshore, pipeline, and construction fields, the company endeavored to secure orders, particularly for large-scale projects, and reduce costs to steadily strengthen its competitiveness while also actively seeking to increase the ratio of overseas sales and develop new products and businesses. Sales growth overseas helped the engineering and construction segment post net sales of 303.0 billion yen and ordinary profit of 18.1 billion yen.

•	Chemicals

Nippon Steel & Sumikin Chemical Co., Ltd. recorded a decline in sales volumes for epoxy resins and circuit board materials as China’s slowing economic growth and other factors led to sluggish smartphone- and computer-related demand. Demand also declined for needle coke used in graphite electrodes for electric furnaces, particularly in the second half of the fiscal year. While markets for some chemical products improved in the second half, the company continued efforts to enhance cost competitiveness in styrene monomers and other products. As a result, the chemicals segment recorded net sales of 195.7 billion yen and ordinary profit of 9.7 billion yen.

•	New Materials

Nippon Steel & Sumikin Materials Co., Ltd. received strong demand for surface-treated copper wire in its core electronic materials business field, despite the stagnant conditions in the semiconductor market. In the basic industrial materials and components field, demand for carbon fiber products also increased against the previous year. In the environmental and energy fields, the company established new operating bases in Indonesia and India, in addition to China, to respond to growing demand for metal substrates from overseas users. Consequently, the new materials segment recorded net sales of 42.2 billion yen and ordinary profit of 0.9 billion yen.

•	System Solutions

NS Solutions Corporation provides comprehensive solutions in the planning, configuration, operation, and maintenance of IT systems for customers in a wide range of businesses and develops leading-edge solutions services to enhance customer capabilities amid changing business conditions. The company fortified and expanded its cloud computing services business with the start-up of the number 5 data center in May 2012. The company also progressed with the expansion of business operations in China, ASEAN countries, North America, and Europe, which is aimed at fulfilling the global development needs of its corporate customers. As a result, the system solutions segment posted net sales of 171.9 billion yen and ordinary profit of 11.6 billion yen.

Sales and Income

In fiscal 2012, NSSMC continued utmost efforts on measures to improve costs but declining steel products prices associated with the soft market conditions affected business results. The Company recorded 4,389.9 billion yen in net sales, 20.1 billion yen in operating profit and 76.9 billion yen in ordinary profit. In addition to impairment losses at Hirohata Steelworks, Sakai Steelworks, and other facilities, the Company recorded losses on the sale of shares of Sumitomo Metal Industries, Ltd. and other investment securities, resulting in a special loss of 218.9 billion yen and a net loss of 124.5 billion yen.

An overview of the consolidated net sales and ordinary profit of each business segment in fiscal 2012 is as follows:

(Billions of yen)

	Steelmaking and steel fabrication	Engineering and construction	Chemicals	New materials	System solutions	Adjustments	Consolidated total
Net sales	3,790.4	303.0	195.7	42.2	171.9	(113.4)	4,389.9
Ordinary profit	41.5	18.1	9.7	0.9	11.6	(5.2)	76.9

Non-consolidated financial result for fiscal 2012 was net sales of 2,878.8 billion yen, operating loss of 43.2 billion yen, ordinary loss of 17.4 billion yen and net loss of 150.0 billion yen.

Assets, Liabilities, and Net Assets

Consolidated total assets at the end of fiscal 2012 were 7,089.4 billion yen, representing an increase of 2,164.7 billion yen, from 4,924.7 billion yen at the end of fiscal 2011. Main factors were increases associated with the Business Integration, progress with the global strategy, including the establishment of a joint venture with Australia’s BlueScope Steel Limited and an increase in investments in securities (284.7 billion yen) mainly due to the recovery in stock markets. These factors offset a decrease from the booking of impairment losses on business-use properties at Hirohata Steelworks and Sakai Steelworks.

Total liabilities at the end of fiscal 2012 amounted to 4,151.2 billion yen, an increase of 1,573.8 billion yen from 2,577.3 billion yen at the end of fiscal 2011. The increase was primarily due to the Business Integration, which raised interest-bearing debt by 1,208.5 billion yen, from 1,334.5 billion yen at the end of the fiscal 2011 to 2,543.0 billion yen.

Net assets were 2,938.2 billion yen at the end of fiscal 2012, representing an increase of 590.9 billion yen, from 2,347.3 billion yen at the end of fiscal 2011. Despite the net loss of 124.5 billion yen and the dividend payment (1.0 yen per share, for total payment of 6.3 billion yen) the Business Integration has raised the capital surplus by 247.6 billion yen while reducing treasury stock by 192.0 billion yen owing to the allocation of treasury stock as part of the compensation associated with the Business Integration. Moreover, unrealized gains on available-for-sale securities were boosted by 97.7 billion yen mainly from the recovery in the stock markets, while foreign currency translation adjustments increased by 157.6 billion yen due to the correction to strong yen. Shareholder’s equity at the end of the fiscal year amounted to 2,394.0 billion yen, and the ratio of interest-bearing debt to shareholder’s equity (the debt/equity ratio) was 1.06.

Dividends

NSSMC decided not to distribute payments from retained earnings at the end of the first half of fiscal 2012. While the Company is projecting a consolidated net loss for full-year fiscal 2012 due to recording an impairment loss and other factors, the Company intends to distribute a year-end dividend payment of 1.00 yen per share (consolidated payout ratio of 17.4% for the second half of fiscal 2012) after taking into account operating results (52.0 billion yen in consolidated net income) in the second half following the Business Integration, as well as the outlook for business conditions, and other factors.

Tasks Ahead

The global economy remains unstable but is gradually accumulating growth momentum. While the Chinese economic outlook is increasingly uncertain, business conditions are improving in the United States and the ASEAN economies remain strong.

Expectations are rising for improving business conditions in Japan, supported by economic policies, including monetary easing aimed at reversing deflation, and a recovery in export volume accompanied by the correction of the strong yen which began at the end of last year.

Steel demand in Japan is expected to remain robust in the civil engineering and construction industries, as general construction demand and demand related to rebuilding from the Great East Japan Earthquake have emerged. In the case of exports, improving overseas economies, the correction of the strong yen, and other factors are contributing to a recovery in steel exports, but supply pressure from South Korean and Chinese steelmakers is expected to remain strong.

Under these conditions, Nippon Steel & Sumitomo Metal Corporation will continue to pay careful attention to domestic and overseas economic trends, steel supply and demand trends, and other developments. As NSSMC anticipates significant rises in raw material costs, it will continue to implement measures to maximize cost structure efficiency and revise steel products prices with the understanding and cooperation of its customers in addition to the improvement of proposing solutions to them.

•	Fiscal Year 2013 Outlook

At the time of earnings announcement on May 10, 2013, NSSMC is unable to forecast reasonably accurate earnings estimates for fiscal 2013 results due to several factors, including the fact that the Company is still negotiating prices for primary raw materials and steel material products. However, the Company will disclose fiscal 2013 earnings forecasts when reasonable estimates become possible.

The Mid-Term Management Plan set forth in March 2013 is aimed at building an organization with world-leading competitive strength by 2015, when newly emerging steel manufacturers in East Asia are expected to go into full-scale operation, through the early realization of maximum integration synergies made available uniquely to NSSMC by the Business Integration in terms of technology, cost and on a global basis. By leveraging this world-leading competitiveness, NSSMC aims to overcome intensifying competition and achieve sustained growth in profits. The NSSMC Group is committed to working energetically, focusing its collective efforts on the early realization of “Best Steelmaker with World-Leading Capabilities.” To this end, the Group will press ahead with the implementation of various measures set out in its Mid-Term Management Plan, including enhancing the Company’s technological superiority; building world-leading cost competitiveness to win the global competition; optimizing production network by rationalization of iron-making, steelmaking and rolling facilities; and promoting the global strategy and strengthening the Group companies in the steelmaking business.

NSSMC wishes to take this opportunity to ask its shareholders for their understanding of the aforementioned circumstances and for their continued support.

(Reference)

Outline of the Mid-Term Management Plan (based on the information announced in March 2013)

NSSMC Announces the Mid-Term Management Plan

Aiming to Become the “Best Steelmaker with World-Leading Capabilities”

1. Steel Business: Five key initiatives

(1)	Enhancing the Company’s technological superiority

Through the integration of manufacturing technology, product technology, and R&D capabilities by way of the Business Integration, NSSMC will further enhance its industry-leading technologies with the world’s largest team. The Company will strive to lead the world through its actions, including (i) achieving significant advances in productivity through innovation in production processes, (ii) developing high-functioning products in growing sectors, such as the automotive, resource and energy, and overseas infrastructure-related sectors, and (iii) delivering comprehensive solutions to customers.

Moreover, NSSMC will respond to the evolving needs of customers and society through proactive efforts in research on next-generation materials as well as in research on elemental and basic technologies using advanced analysis and mathematical techniques.

(2)	Building the world-leading cost competitiveness to win the global competition

NSSMC will aim to realize synergies of 200 billion yen per year or more in approximately three years. Following the Business Integration in October 2012, the Company has initiated concrete measures toward that end, with positive results. NSSMC plans to implement further measures at an early stage to realize maximum effect and at the same time strive to recognize further incremental efficiencies. The Company will also continue to make efforts at cost reduction, with a view to the building world-leading cost competitiveness to win the global competition.

Targeted synergies from the Business Integration

Main measures		Approximate annual amount of synergies

Cost reduction by consolidating technology and R&D	— Pursuit of the best practices for operation and manufacturing technologies — Enhancement in the quality and speed of R&D outcomes, etc.	60 billion yen

Establishment of the optimal production network

—    Optimization of fixed costs through cessation of operation of facilities and achievement of highly-efficient low-cost operation through each stage of production, from pig iron production, steel-making to hot-rolling

—    Optimal allocation of tasks among production lines and increase in volume of high-functioning products

—    Coordination among steelworks, etc.

60 billion yen

Reduction in procurement costs	— Raw materials: improvement of efficiency in transportation, etc. — Equipment and materials: standardization of specifications, centralized procurement, bidding, etc.	30 billion yen

Improvement in efficiency of the head office

—    Integration and improvement in efficiency of the head office and domestic and overseas branches, and re-allocation of human resources for global business development and other related activities

—    Reduction in general administrative expenses and system development costs

30 billion yen

Integration and reorganization of and alliances among group companies	— Integration and reorganization of group companies — Expansion of alliances within the Group — Strengthening of overseas production and sales bases	20 billion yen

Total		200 billion yen or more

(3)	Optimizing production network by rationalization of iron-making, steelmaking and rolling facilities

With a view to drastically strengthening cost-competitiveness on a global basis by establishing the optimal production network through efficient combination of the manufacturing capacities and advanced operational technology capabilities of the former companies, the following will be implemented:

1)	Iron making and steelmaking

With due consideration for measures to be taken with respect to the rolling process, NSSMC aims to achieve the following: (i) each steelworks to be fully utilized through each stage of production, from pig iron production, steelmaking and hot-rolling; (ii) high productivity at lower fixed costs through maximum efforts including pursuit of higher pig iron ratio; and (iii) low cost operation by use of lower-grade raw materials and other means to reduce variable costs.

(A)	Kimitsu Works

(a)	Shift to two-blast-furnace operation (No. 3 blast furnace to cease operation) (around the end of fiscal 2015)

(b)	Streamlining of No.1 steelmaking plant

a)	No. 5 continuous caster to cease operation (around the first half of fiscal 2014)

b)	Shift to one-basic-oxygen-furnace operation (one basic-oxygen-furnace to cease operation) (around the first quarter of fiscal 2016)

(B)	Wakayama Works

Postponement of operation of the new No. 2 blast furnace (two-blast-furnace operation with No. l and No. 5 blast furnaces to continue)

2)	Rolling-related equipment (cessation of operation and shift-down)

NSSMC aims to secure its total capacity and at the same time enhance its total competitiveness in terms of cost, quality, timely delivery, and other factors by taking the following measures: (i) enhancement of efficiency of production lines with competitiveness by combining competitive through combination of technologies of the former companies and establishment of the optimal network of domestic production bases in each region; (ii) expansion of overseas production lines by advancing NSSMC’s global strategy; and (iii) cessation of operation of production lines which are relatively less competitive.

Rolling-related equipment to cease operation or shift down

Type of product	Steelworks	Facilities	Approximate schedule
Flat products	Kashima	No. 2 continuous pickling line No. 1 cold strip mill No. 1 continuous annealing line Batch annealing line No. 1 continuous galvanizing line No. 2 electrolytic galvanizing line	End of the 4th quarter of fiscal 2014
	Wakayama	No. 3 pickling line No. 1 cold strip mill Continuous hot-dip galvanizing line Annealing continuous line (electrical steel sheets) (Production of high-carbon steel sheets will continue.)	End of the 1st quarter of fiscal 2014
	Nagoya	No. 4 continuous hot-dip galvanizing line Electro-galvanizing line	End of the 1st quarter of fiscal 2013 End of the 4th quarter of fiscal 2014
	Kimitsu	No. 1 continuous annealing and processing line	End of the 4th quarter of fiscal 2014
Plates	Kashima	Rolling – Shift-down	2nd quarter of fiscal 2013
	Kimitsu	Rolling – Shift-down	2nd quarter of fiscal 2013
Pipes and tubes	Kimitsu	Butt welded pipe line	End of the 4th quarter of fiscal 2013

(4)	Promoting the global strategy

NSSMC will pursue the best combination of domestic and overseas resources for production and supply for each product type, leveraging its cost competitiveness and product competitiveness.

1)	With respect to the three strategic sectors (high-grade steel sector for the automotive industry and others, resources and energy sector, and infrastructure-related sector including railways, construction and civil engineering), NSSMC will focus on expanding and enhancing the supply chain, including overseas manufacturing and processing bases in order to establish a global network to supply a wide range of products, including flat products.

2)	NSSMC will sustain or expand its market share by meeting demand for high-grade steel and at the same time capture growing local demand

3)	NSSMC will study measures to promote the establishment of a supply base of steelmaking and hot-rolling steel products in the ASEAN region, with the aim of capturing local demand for middle-grade products and preparing preemptively against the formation of a regional economic bloc.

4)	NSSMC will continue to maintain its alliances with overseas major steelmakers and seek to maximize the benefits from such alliances.

5)	NSSMC will establish organizational and business management adequate for the globalization of its business.

(5)	Strengthening the group companies of the Steelmaking Business

With a view to realizing synergies from the Business Integration at an early stage, forming a group of companies with a competitive edge and streamlining the management resources on a consolidated basis, companies with redundant functions or companies whose competitiveness would be increased by integration will be consolidated or reorganized.

In addition, NSSMC will promote reinforcement and upgrade of the group management by taking measures such as optimization of various functions (i.e., rolling, processing, transportation, etc.) within the Group.

2.	Policies for the non-steel business segments and maximization of combined Group strength

Each business segment will strive to improve its competitiveness and aim to achieve industry-leading profitability in its operations. Further, efforts will be made to maximize the synergies of the NSSMC Group by enhancing world-leading products and technologies of the Steelmaking Business and the other four business segments and by strengthening R&D alliances and capability for delivering comprehensive solutions to the customers.

3.	Balancing financial strengths and growth investments

By building a stable revenue base and proceeding with the ongoing asset divestitures (targeting approximately 300 billion yen within about three years from the second half of fiscal 2012), NSSMC plans to continue investments (capital expenditures, etc.) to promote growth strategies and at the same time improve its financial strengths. The Company will keep capital expenditures below depreciation expense (approximately 80% of the depreciation amount), inclusive of a framework for strategic investments estimated to be approximately 100 billion yen on an annual basis.

NSSMC plans to achieve a debt-to-equity ratio of around 1.0 at an early stage and further target the level sufficient for an international “A” rating status (around 0.8).

4.	Promoting organizational and business management

The Company will improve its organizational and business management through such measures as establishing an efficient business management structure where the Company will operate primarily through product-based units and enhancing coordination among steelworks, etc.

5.	Continuing to be a company with integrity and reliability

(1)	NSSMC will continue to practice its Corporate Philosophy* and strive to further contribute to society.

*	Our Values: “Nippon Steel & Sumitomo Metal Corporation Group will pursue world-leading technologies and manufacturing capabilities, and contribute to society by providing excellent products and services.”

(2)	NSSMC will continually strive to be a company with integrity and reliability through compliance with laws, regulations, and rules and the implementation of appropriate risk management in safety, environment and disaster prevention.

6.	Paths toward new growth

Through implementation of the measures outlined above, NSSMC will aim to strengthen its competitive position and secure increased profits from overseas businesses. In so doing, the Company aims to achieve in the medium- to long term an increase in cash flows and growth in profitability, with the targeted return on sales (ROS, ratio of ordinary profit to net sales) of approximately 5% at minimum and the further goal of establishing an organization with capability to achieve an ROS of 10%.

(2)	Capital Procurement

Date issued	Title	Total amount issued
July 20, 2012	69th Unsecured Corporate Bonds	10 billion yen
July 20, 2012	70th Unsecured Corporate Bonds	20 billion yen

(3)	Plant and Equipment Investments

Classification	Title
Major plant and equipment completed during fiscal year 2012	Renovation of No. 2 blast furnace at the Kimitsu Works
Major ongoing plant and equipment investment during fiscal year 2012

New construction of No. 5 coke oven at the Nagoya

Works

Renovation of No. 4 blast furnace at the Yawata

Works

Renovation and expansion of No. 2 blast furnace and steelmaking equipment (Nippon Steel & Sumikin Koutetsu Wakayama Corporation)

(4)	Transfer of Business

On October 1, 2012, the Company effected a share exchange with Sumitomo Metal Industries, Ltd. (SMI), making SMI a wholly owned subsidiary of the Company, immediately followed by an absorption-type merger, with the Company as the surviving company and SMI as the absorbed company. As of the said date, the Company assumed all rights and obligations of SMI.

On October 1, 2012, Nippon Steel City Produce, Inc., formerly a wholly owned subsidiary of the Company, and KOWA REAL ESTATE CO., LTD. effected an absorption-type merger, with the former as the absorbed company and the latter as the surviving company. On the same day, KOWA REAL ESTATE CO., LTD. changed its trade name to NIPPON STEEL KOWA REAL ESTATE CO., LTD., and became an affiliate [accounted for by the equity method] of the Company.

On March 28, 2013, the Company and Nippon Steel & Sumikin Coated Sheet Corporation acquired 50% of equity holdings held by Australia’s BlueScope Steel Limited in its coated products business (hot-dip galvanized sheets, painted sheets, and roll-formed building products) in the ASEAN countries and the United States.

(5)	Changes in Assets and Profits/Losses

As a result of the Business Integration, the following amounts for the 88th Term represent aggregate amounts of the first-half results (April 1, 2012 to September 30, 2012) of Nippon Steel Corporation for the 88th Term (fiscal year 2012) and the second-half results (October 1, 2012 to March 31, 2013) of NSSMC.

Classification	Fiscal Term	85th Term	86th Term	87th Term	88th Term (fiscal year 2012)
Crude steel production (million tons)		29.92	34.92	32.44	39.50
Net sales (billions of yen) (Overseas sales shown in brackets)		3,487.7 [1,104.5]	4,109.7 [1,405.3]	4,090.9 [1,341.7]	4,389.9 [1,592.9]
Ordinary profit (billions of yen)		11.8	226.3	143.0	76.9
Net income (billions of yen)		(11.5)	93.1	58.4	(124.5)
Total assets (billions of yen)		5,002.3	5,000.8	4,924.7	7,089.4
Net assets (billions of yen)		2,335.6	2,380.9	2,347.3	2,938.2
Net income per share		(1.83) yen	14.81 yen	9.29 yen	(16.23) yen
Net assets per share		293.18 yen	295.84 yen	290.77 yen	263.81 yen
Dividends per share		1.50 yen	3.00 yen	2.50 yen	1.00 yen	*
(Interim dividends shown in brackets)		[— ]	[— ]	[1.50 yen]	[— ]
Ratio of cash dividends to net income: consolidated (%)		—	20.2	26.9	—
Ratio of cash dividends to net income: non-consolidated (%)		—	38.3	80.4	—

Notes:

(1)	The figures with asterisks (*) are values on the assumption that the proposal on appropriation of surplus for the 88th Term is approved at the 89th Annual Meeting of Shareholders.
(2)	Figures for crude steel production include, in addition to the Company’s production, production amounts of Nippon Steel & Sumikin Koutetsu Wakayama Corporation, Osaka Steel Co., Ltd., Nippon Steel & Sumikin Stainless Steel Corporation, Nippon Steel & Sumikin Shapes Corporation, Shin-Hokkai Steel Co., Ltd., Tokai Special Steel Co., Ltd., and Oji Steel Co., Ltd., which all are subsidiaries of the Company.
(3)	The ratio of cash dividends to net income for the 85th Term and 88th Term (fiscal year 2012) are not available (denoted “-”) as the year posted a net loss.

(6)	Major Business Operations (as of March 31, 2013)

Business Segment	Main Products
Steelmaking and Steel Fabrication	Steel Materials	Bars and shapes	Billets, rails, sheet piles, H-beams, other shapes bars, bars, bars-in-coils, wire rods, special wire rods
Flat-rolled products

Heavy plates, medium plates, hot-rolled sheets, cold-rolled sheets, tinplates, tin-free steel, hot-dipped galvanized sheets, other metallic coated sheets, pre-coated sheets, cold-rolled electrical sheets

		Pipe and tubes	Seamless, butt-welded, electric resistance-welded, electric-arc welded, cold-drawn, coated pipes and tubes, coated steel pipes
		Railway/automotive/machinery parts	Parts for railway vehicles, die-forged products, forged aluminum wheels, retarders, ring-rolled products, forged steel products
		Specialty steel	Stainless steel, machine structural carbon steel, structural alloy steel, spring steel, bearing steel, heat-resistant steel, free-cutting steel, piano wire rods, high tensile strength steel
Secondary steel products

Steel segments, NS-BOX, metro deck, PANZERMAST, vibration-damping sheets and plates, structural steel sheet members, columns, welding materials, drums, bolts/nuts/washers, wire products, OCTG accessories, building and civil engineering materials

	Pig iron, steel ingots and others		Steelmaking pig iron, foundry pig iron, steel ingots, iron and steel slag products, cement, foundry coke

Businesses incidental to Steelmaking and Steel Fabrication

Design/maintenance/installation of machines/electrical equipment/measurement apparatuses, marine transport, port/harbor transport, land transport, loading/unloading, warehousing, packaging, material testing/analysis, measurement of working environments, surveys on technical information, operation and management of facilities, security services, services related to payment of raw materials, iron-and steelmaking plant construction engineering, operating assistance, steelmaking know-how provision, rolls

	Others		Rolled titanium products, aluminum products, power supply, electronic components, real estate, services and others

Engineering and Construction	Iron and steelmaking plants, industrial machinery and equipment, industrial furnaces, resources recycling and environment restoration solutions, environmental plants, waterworks, energy facilities and plants, chemical plants, storage tanks, on-land and offshore pipelines laying works, energy-related solutions, offshore structure fabrication/construction, civil engineering work, bridge fabrication/erection, pipe piling work, building construction, steel-structure construction, trusses, standardized buildings products, base-isolation and vibration-control devices

Chemicals	Pitch coke, pitch, naphthalene, phthalic anhydride, carbon black, styrene monomer, bisphenol A, styrene resin, epoxy resin, chemical products, adhesive-free copper-clad laminated sheet for flexible printed circuit boards, liquid crystal display materials, organic EL materials, hard-surface transparent materials, UV/thermosetting resins

New Materials	Rolled metallic foils, semiconductor bonding wire and microballs, carbon-fiber composite products, metal catalyst carriers for cleaning automotive emissions

System Solutions	Computer systems engineering and consulting services

(7)	Major Plants, Research Laboratories, Head Office, Office, Marketing Branches and Overseas Offices (as of March 31, 2013)

Plants	Kashima Works (Kashima), Kimitsu Works (Kimitsu), Nagoya Works (Tokai), Wakayama Works (Wakayama / Kainan), Hirohata Works (Himeji), Yawata Works (Kitakyushu), Oita Works (Oita, Hikari), Muroran Works (Muroran), Kamaishi Works (Kamaishi), Kokura Works (Kitakyushu), Sakai Works (Sakai), Tokyo Works (Itabashi-ku, Tokyo), Amagasaki Works (Amagasaki), Osaka Steel Works (Osaka), Naoetsu Works (Joetsu)

Research Laboratories

Steel Research Laboratories, Advanced Technology Research Laboratories, Process Research Laboratory (Located in Futtsu, Amagasaki, Kamisu)

R&D laboratories (Located within Steelworks of Muroran, Kimitsu, Nagoya, Hirohata, Yawata, Oita)

Head Office, Office and Marketing Branches

Head Office (Chiyoda-ku, Tokyo)

Osaka Office (Osaka)

Hokkaido Marketing Branch (Sapporo), Tohoku Marketing Branch (Sendai), Niigata Marketing Branch (Niigata), Hokuriku Marketing Branch (Toyama), Ibaraki Marketing Branch (Mito), Nagoya Marketing Branch (Nagoya / Tokai), Chugoku Marketing Branch (Hiroshima), Shikoku Marketing Branch (Takamatsu), Kyushu Marketing Branch (Fukuoka)

Overseas Offices

Nippon Steel & Sumitomo Metal European Office (Germany),

NIPPON STEEL & SUMITOMO METAL Consulting (Beijing) Co., Ltd. (Beijing, Shanghai, Guangzhou)

NIPPON STEEL & SUMITOMO METAL U.S.A., INC. (USA) ,

NIPPON STEEL & SUMITOMO METAL Empreendimentos Siderurgicos Ltda. (Brazil),

NIPPON STEEL & SUMITOMO METAL Australia Pty. Limited (Australia),

NIPPON STEEL & SUMITOMO METAL Southeast Asia Pte. Ltd. (Singapore),

NIPPON STEEL & SUMITOMO METAL (Thailand) Co., Ltd. (Thailand),

NIPPON STEEL & SUMITOMO METAL India Private Limited (India)

(Notes)

(1)	Overseas Offices include local subsidiaries.
(2)	See “(9) Principal Subsidiaries and Affiliates” for a listing of major subsidiaries and their locations.

(8)	Employment Data (as of March 31, 2013)

NSSMC Group

Business Segment	Number of employees
Steelmaking and Steel Fabrication	71,946 [14,623	]
Engineering and Construction	4,131 [708	]
Chemicals	1,660 [187	]
New Materials	432 [200	]
System Solutions	5,018 [79	]
Total	83,187 [15,797	]

(Notes)

(1)	Number of employees does not include Group employees on loan outside the group. It does include employees on loan to the Group from outside the group.
(2)	Temporary workers are not included. Numbers of temporary workers (average number of temporary workers employed during fiscal year 2012) are shown in brackets.

NSSMC

Number of employees	Average age	Average number of years employed
24,510 [4,415] employees	39.4 years old	17.3 years

(Notes)

(1)	Number of employees does not include employees on loan from NSSMC to other companies. It does include employees on loan to NSSMC from outside the company.
(2)	Temporary workers are not included. Number of temporary workers (average number of temporary workers employed during fiscal year 2012) is shown in brackets.
(3)	Employees on loan are not included when calculating the average age and average number of years employed.

(9)	Principal Subsidiaries and Affiliates (as of March 31, 2013)

Steelmaking and Steel Fabrication

Company (Location of head office)	Paid-in capital	Voting rights	Business content
	Million yen	%
[Subsidiaries]
East Asia United Corporation (Chiyoda-ku, Tokyo)	17,217	64.6	Holding company of Nippon Steel & Sumikin Koutetsu Wakayama Corporation
Nippon Steel & Sumikin Koutetsu Wakayama Corporation (Wakayama)	17,217	*100.0	Makes and markets semi-finished steel products
Nippon Steel & Sumikin Coated Sheet Corporation (Chuo-ku, Tokyo)	12,588	100.0	Makes and markets galvanized sheets, prepainted galvanized sheets, coated sheets, and construction materials
Osaka Steel Co., Ltd. (Osaka)	8,769	*60.8	Makes and markets billets, shapes, deformed bars, and fabricated products
Nippon Steel & Sumikin Metal Products Co., Ltd. (Koto-ku, Tokyo)	5,912	100.0	Makes and markets structural materials for buildings and civil engineering work, prepainted galvanized sheets and steelmaking fluxes, and CC powders
Taihei Kogyo Co., Ltd. (Chiyoda-ku, Tokyo)	5,468	*42.1	Conducts engineering, maintenance, and operations relating to machinery, electrical instrumentation, systems, and construction for steel-production and other facilities
Nittetsu Steel Pipe Co., Ltd. (Shinagawa-ku, Tokyo)	5,116	100.0	Makes, coats and markets steel pipes and tubes
Nippon Steel & Sumikin Stainless Steel Corporation (Chiyoda-ku, Tokyo)	5,000	100.0	Makes and markets stainless steel
Sumitomo Pipe & Tube Co., Ltd. (Kashima)	4,801	57.1	Makes, coats and markets steel pipes and tubes
Nippon Steel Logistics Co., Ltd. (Chuo-ku, Tokyo)	4,000	100.0	Undertakes ocean and land transportation and warehousing
Suzuki Metal Industry Co., Ltd. (Chiyoda-ku, Tokyo)	3,634	65.5	Makes and markets wire products
Nippon Steel & Sumikin Electronics Devices Inc. (Mine)	3,450	100.0	Makes and markets electronic component packages
Geostr Corporation (Bunkyo-ku, Tokyo)	3,352	*42.0	Makes and markets concrete and metal products for civil engineering and building construction work
Nippon Steel & Sumikin Shapes Corporation (Wakayama)	3,000	100.0	Makes and markets H-beams and sheet piles
Nippon Steel and Sumikin Welding Co., Ltd. (Koto-ku, Tokyo)	2,100	100.0	Makes and markets welding materials and apparatuses
Nippon Steel & Sumikin Drum Co., Ltd. (Koto-ku, Tokyo)	1,654	100.0	Makes and markets drums
Sumitomo Metal Logistics Service Co., Ltd. (Chuo-ku, Tokyo)	1,515	100.0	Transports steel and other materials by sea and land, and conducts ancillary operations
Nippon Steel & Sumikin Blast Furnace Slag Cement Co., Ltd. (Kitakyushu)	1,500	100.0	Makes and markets cement and steelmaking slag
Nippon Steel & Sumikin Cement Co., Ltd. (Muroran)	1,500	85.0	Makes and markets cement
Nittetsu Elex Co., Ltd. (Chuo-ku, Tokyo)	1,032	100.0	Designs and installs electrical instrumentation apparatuses

Company (Location of head office)	Paid-in capital		Voting rights	Business content
Nittetsu Finance Co., Ltd. (Chiyoda-ku, Tokyo)		1,000	100.0	Engages in financing and lending operations
Nippon Steel & Sumikin Stainless Steel Pipe Co., Ltd. (Koga)		916	100.0	Makes and markets stainless-steel pipes
Nippon Steel & Sumikin Steel Wire Co., Ltd. (Seki)		897	51.0	Makes and markets secondary products using bars and wire rods
Nippon Steel & Sumikin Plant Co., Ltd. (Wakayama)		630	100.0	Makes steel; designs, manufactures, and installs equipment; performs maintenance; and undertakes civil engineering work
Nippon Steel & Sumikin Eco-Tech Corporation (Chiyoda-ku, Tokyo)		500	*74.0	Designs, builds, operates, maintains, and manages water-treatment and other systems; designs civil-engineering projects; and performs environmental and chemical analysis
NS Preferred Capital Limited (British Cayman Islands)		300,000	100.0	Issues of preferred securities
NIPPON STEEL AND SUMIKIN TUBOS DO BRASIL LTDA. (Rio de Janeiro, Brazil)	R$	1,916 million	*100.0	Markets seamless steel pipe
The Siam United Steel (1995) Co., Ltd. (Rayong State, Thailand)	THB	9,000 million	54.7	Makes and markets cold-rolled sheets
Standard Steel, LLC (Pennsylvania, U.S.A.)	US$	47 million	*100.0	Makes and markets railway wheels and axles
PT. PELAT TIMAH NUSANTARA TBK. (Jakarta, Indonesia)	IDR	252.3 billion	35.0	Makes and markets tinplate
Siam Nippon Steel Pipe Co., Ltd. (Rayong State, Thailand)	THB	783 million	60.5	Makes and markets electric resistance-welded pipe and tubes for mechanical configurations
NIPPON STEEL & SUMITOMO METAL U.S.A., Inc. (New York, U.S.A.)	US$	22 million	100.0	Invests in U.S. companies and gathers information
NIPPON STEEL & SUMITOMO METAL Australia Pty. Limited (New South Wales, Australia)	A$	21 million	100.0	Participates in mine development in Australia and gathers information
WESTERN TUBE & CONDUIT CORPORATION (California, U.S.A.)	US$	17 million	*96.7	Makes and markets welded pipe for conduit, fence, and other types of pipe

Company (Location of head office)	Paid-in capital		Voting rights	Business content
	Million yen		%
[Affiliates]
Godo Steel, Ltd. (Osaka)		34,896	*15.0	Makes and markets shapes, rails, bars and wires
Topy Industries Ltd. (Shinagawa-ku, Tokyo)		20,983	*20.1	Makes and markets shapes, deformed bars, industrial machine parts
Sanyo Special Steel Co., Ltd. (Himeji)		20,182	*14.6	Makes and markets special steel products
Kyoei Steel Ltd. (Osaka)		18,515	25.8	Makes and markets billets, steel bars, shapes, and flat steel; processes and markets steel
Sumikin Bussan Corporation (Osaka)		12,335	38.2	Markets, imports, and exports steel, textiles, foods, and other products
Nippon Denko Co., Ltd. (Chuo-ku, Tokyo)		11,026	*15.0	Makes and markets ferroalloys, advanced materials, industrial chemical products, environmental recycling systems, etc.
Nichia Steel Works, Ltd. (Amagasaki)		10,720	22.6	Makes and markets bolts, wire products and prepainted galvanized sheets
Sumitomo Precision Products Co., Ltd. (Amagasaki)		10,311	*40.6	Makes and markets aerospace hydraulics, heat exchangers, and industrial environmental apparatuses
NS United Kaiun Kaisha, Ltd. (Chiyoda-ku, Tokyo)		10,300	34.0	Undertakes ocean transportation
Nippon Steel Trading Co., Ltd. (Chiyoda-ku, Tokyo)		8,750	*34.1	Buys and sells iron and steel, nonferrous metals, machinery and raw materials
OSAKA Titanium technologies Co., Ltd. (Amagasaki)		8,739	23.9	Makes and markets metal titanium, polysilicon, high-functioning materials developed from titanium and silicon for new applications
Nippon Coke & Engineering Company Limited (Koto-ku, Tokyo)		7,000	21.7	Markets coal; makes and markets coke
Japan Casting & Forging Corporation (Kitakyushu)		6,000	42.0	Makes and markets casting, forgings, ingots and billets
Krosaki Harima Corporation (Kitakyushu)		5,537	*42.9	Makes, markets and constructs refractories
Chuo Denki Kogyo Co., Ltd. (Myoko)		3,630	38.2	Makes and markets manganese steel and materials for secondary cells
Daiwa Can Company (Chuo-ku, Tokyo)		2,400	33.3	Makes and markets metal, plastic and paper containers
Sanko Metal Industrial Co., Ltd. (Minato-ku, Tokyo)		1,980	*16.0	Makes, processes, installs and sells metal roofs and building materials
Sanyu Co., Ltd. (Hirakata)		1,513	*34.5	Makes and markets cold-finished bars and cold-heading wire
Usinas Siderúrgicas de Minas Gerais S.A.-USIMINAS (Estado do Minas Gerais, Brazil)	R$	12,150 million	*29.2	Makes and markets steel products
VALLOUREC & SUMITOMO TUBOS DO BRASIL LTDA. (Estado do Minas Gerais, Brazil)	R$	5,376 million	*40.4	Makes seamless steel pipe
Baosteel-NSC Automotive Steel Sheets Co., Ltd. (Shanghai, China)	RMB	3,000 million	50.0	Makes and markets automotive steel sheets
UNIGAL Ltda. (Estado do Minas Gerais, Brazil)	R$	584 million	*30.0	Makes galvanized sheets
Companhia Nipo-Brasileira De Pelotizacao (Estado do Espírito Santo, Brazil)	R$	432 million	*31.4	Makes and markets pellets
Guangzhou Pacific Tinplate Co., Ltd. (Guangzhou, China)	US$	36 million	25.0	Makes and markets tinplate

Engineering and Construction

Company (Location of head office)	Paid-in capital	Voting rights	Business content
	Million yen	%
[Subsidiaries]
Nippon Steel & Sumikin Engineering Co., Ltd. (Shinagawa-ku, Tokyo)	15,000	100.0	Makes and markets industrial machinery and equipment and steel structures; undertakes civil engineering and building constructions work; waste and regeneration treatment business; electricity, gas, and heat supply business

Chemicals

Company (Location of head office)	Paid-in capital	Voting rights	Business content
	Million yen	%
[Subsidiaries]
Nippon Steel & Sumikin Chemical Co., Ltd. (Chiyoda-ku, Tokyo)	5,000	100.0	Makes and markets coal chemicals, petrochemicals and electronic materials

New Materials

Company (Location of head office)	Paid-in capital	Voting rights	Business content
	Million yen	%
[Subsidiaries]
Nippon Steel & Sumikin Materials Co., Ltd. (Chiyoda-ku, Tokyo)	3,000	100.0	Makes and markets semiconductor components and materials, electronic components and materials, and metal-processed products.

System Solutions

Company (Location of head office)	Paid-in capital	Voting rights	Business content
	Million yen	%
[Subsidiaries]
NS Solutions Corporation (Chuo-ku, Tokyo)	12,952	67.0	Provides engineering and consulting services pertaining to computer systems

Others

Company (Location of head office)	Paid-in capital	Voting rights	Business content
	Million yen	%
[Affiliates]
Sumco Corporation (Minato-ku, Tokyo)	136,607	27.8	Makes and markets silicon wafers for semiconductors

(Notes)

(1)	Figures with asterisks (*) include shares held by subsidiaries
(2)	The percentage of the Company’s ownership of Taihei Kogyo Co., Ltd., Geostr Corporation and PT. PELAT TIMAH NUSANTARA TBK. are 50% or less. However, in light of the standards provided in the Regulations Concerning Financial Statements, the Company regards them as its subsidiaries.

(3)	The percentage of the Company’s ownership of Godo Steel, Ltd., Sanyo Special Steel Co., Ltd., Nippon Denko Co., Ltd. and Sanko Metal Industrial Co., Ltd. are below 20%. However, in light of the standards provided in the Regulations Concerning Financial Statements, the Company regards them as its affiliates.
(4)	As of April 1, 2013, Nippon Steel Logistics Co., Ltd. went through a business integration and reorganization with Sumitomo Metal Logistics Service Co., Ltd. and changed its trade name to NIPPON STEEL & SUMIKIN LOGISTICS CO., LTD. With effect from the same date, Sumitomo Metal Logistics Service Co., Ltd. became a fully owned subsidiary of NIPPON STEEL & SUMIKIN LOGISTICS CO., LTD. and changed its trade name to NIPPON STEEL & SUMIKIN LOGISTICS KASHIMA CO., LTD.
(5)	As of April 1, 2013, Nittetsu Finance Co., Ltd. merged (absorption-type merger) with Sumikin Financial Service Co., Ltd. (a wholly-owned subsidiary of NSSMC) and changed its trade name to Nippon Steel & Sumikin Finance Co., Ltd.
(6)	As of August 1, 2013, Sumitomo Pipe & Tube Co., Ltd. is slated to become a wholly owned subsidiary of the Company through share exchange between the two companies. In addition, as of October 1, 2013, Sumitomo Pipe & Tube Co., Ltd. is slated to merge with Nittetsu Steel Pipe Co., Ltd. and change its trade name to NIPPON STEEL & SUMIKIN Pipe Co., Ltd.
(7)	As of October 1, 2013, Nippon Steel Trading Co., Ltd. is slated to merge (absorption-type merger) with Sumikin Bussan Corporation and change its trade name to NIPPON STEEL & SUMIKIN BUSSAN CORPORATION.
(8)	As of October 1, 2013, Taihei Kogyo Co., Ltd. is slated to merge (absorption-type merge) with NS Elex Co., Ltd. and change its trade name to Nippon Steel & Sumikin Tex Engineering Co., Ltd.

(10)	Major Lenders (as of March 31, 2013)

Lender	Funds borrowed (Billions of yen)
Sumitomo Mitsui Banking Corporation	207.3
Sumitomo Mitsui Trust Bank, Limited	167.5
Mizuho Corporate Bank, Ltd.	153.9
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	146.1
Meiji Yasuda Life Insurance Company	123.9

(11)	Surplus Distribution Policy

1) Dividends

Nippon Steel’s basic profit distribution policy is to pay dividends from distributable funds at the end of the first half (interim) and second half (year-end) of the fiscal year in consideration of the consolidated operating results and such factors as capital requirements for investment and other activities aimed at raising corporate value and performance prospects while also considering the financial structure of the Company on a consolidated and non-consolidated bases. The Company has set a consolidated payout ratio target of approximately 20% for use as an indicator for the distribution of profits based on due consideration of consolidated operating results.

The level of the first half (interim) dividend is set based on consideration of the interim performance figures and the forecast for the full fiscal year performance.

As in the past, the year-end dividend payment will be made according to the resolution of the Annual Meeting of Shareholders, and any other form of distribution and appropriation of surplus (including the interim dividend) will be made according to the resolution of the Board of Directors’ meeting as provided in Article 36 of the Articles of Incorporation and with the aim of securing flexibility in financial operations.

2) Acquisition of treasury stocks

The Company will acquire treasury stocks according to the resolution of the Board of Directors’ meeting, as provided by Article 36 of the Articles of Incorporation and with the aim of securing flexibility in financial operations. At the Board of Directors’ meeting, the acquisition of treasury stocks will be comprehensively determined after examining the needs of flexible financial operations management and after studying the effect of such an acquisition on the Company’s financial structure.

(12)	Others

In April 2012, the Company filed a civil lawsuit against POSCO, Korean steel company and its Japanese subsidiary POSCO JAPAN Co. Ltd. (collectively, “POSCO, etc.”) as defendants in the Tokyo District Court in relation to the Company’s technology regarding Grain Oriented Electrical Steel Sheets (“GOES”). In this lawsuit, the Company seeks compensation for damages and an injunction against the manufacture, sales, etc. of GOES by POSCO, etc. under the Unfair Competition Prevention Act, etc., based on illicitly acquiring and using the Company’s trade secrets, etc. The Company has also filed a civil lawsuit against its former employee, claiming that he was involved in the above illicit acquisition and use, etc. of the trade secret by POSCO, etc., seeking compensation for damages, etc. under the Unfair Competition Prevention Act, etc.

Additionally, in April 2012, the Company filed a civil lawsuit in the United States against POSCO and its local subsidiary POSCO America Corporation, for infringement of certain of the Company’s US patents, seeking damages as well as an injunction against their continued infringement of the Company’s US patents.

Meanwhile, in July 2012, POSCO filed a civil lawsuit against the Company in South Korea’s Daegu District Court seeking for declaratory judgment by the Court that POSCO owes no compensation damages to the Company for infringement of the Company’s trade secrets, and that the Company has no rights of claims for the prohibition or prevention of infringement of the Company’s trade secrets.

The Company has resolved that, with effect from August 1, 2013, it will effect a share exchange with Sumitomo Pipe & Tube Co., Ltd. (SPT), making SPT a wholly owned subsidiary of the Company. Subsequently to the share exchange, on October 1, 2013, SPT is slated to merge with Nittetsu Steel Pipe Co., Ltd.

2.	Shares and Subscription Right for New Shares

(1)	Overview of Shares (as of March 31, 2013)

1) Total number of shares authorized to be issued	20,000,000,000 shares
2) Total number of shares issued	9,503,214,022 shares (including 412,382,570 treasury shares)
3) Number of shareholders	592,291

4) Top 10 shareholders

Name of shareholder	Shares held (Thousand shares)	Percentage of ownership (%)
Japan Trustee Services Bank, Ltd. (Trust Account)	401,322	4.4
Sumitomo Corporation	362,616	4.0
The Master Trust Bank of Japan, Ltd. (Trust Account)	296,709	3.3
Nippon Life Insurance Company	288,134	3.2
Mizuho Corporate Bank, Ltd.	182,600	2.0
SSBT OD05 OMNIBUS ACCOUNT-TREATY CLIENTS	175,310	1.9
Sumitomo Mitsui Banking Corporation	146,470	1.6
Meiji Yasuda Life Insurance Company	138,977	1.5
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	136,356	1.5
Kobe Steel, Ltd.	134,882	1.5

(Notes)

(1)	The percentage of ownership is calculated based on the total number of shares issued excluding treasury shares.
(2)	Mizuho Corporate Bank, Ltd. holds a further 22,350 thousand shares of the Company (0.2% ownership) other than those above, as a retirement benefit trust.
(3)	Sumitomo Mitsui Banking Corporation holds a further 66,381 thousand shares of the Company (0.7% ownership) other than those above, as a retirement benefit trust.

(2)	Subscription Right for New Shares (as of March 31, 2013)

No matters to be reported during this period.

3.	Members of the Board of Directors and Audit & Supervisory Board Members
(1)	Executive officers as of March 31, 2013

Title and name	Responsibilities/positions and material concurrent positions

Representative Director, Chairman and CEO
Shoji Muneoka	Material concurrent positions Vice Chairman, Nippon Keidanren (Japan Business Federation)

Representative Director, President and COO
Hiroshi Tomono	Material concurrent positions Vice Chairman, Kansai Economic Federation Chairman, The Japan Iron and Steel Federation Chairman of the Board, Tekkogakuen Educational Institution

Representative Directors and Executive Vice Presidents
Fumio Hombe	Corporate Planning; Planning of Subsidiaries and Affiliates; Accounting & Finance; Raw Materials Material concurrent positions President, East Asia United Corporation

Syuichiro Kozuka

Project Leader, Wuhan Tin Mill Project; Overseas Business Development; Overseas Offices and Corporate Entities; Cooperating with Executive Vice President S. Higuchi on Pipe & Tube; Cooperating with Executive Vice President M. Iwaki on Usiminas Project

Material concurrent positions

Board Chairperson, Osaka Iron & Steel Club

Kosei Shindo

General Administration; Legal; Internal Control & Audit; Business Process Innovation; Human Resources; Environmental Management; Cooperating with Executive Vice President M. Iwaki on Safety Enhancement

Material concurrent positions

Chairman, Nippon Steel Arts Foundation

Masakazu Iwaki

Project Leader, Usiminas Project; Intellectual Property; Safety Enhancement; Technical Administration & Planning; Quality Management; Plant Engineering and Facility Management; Ironmaking Technology; Steelmaking Technology; Slag & Cement; Cooperating with Executive Vice President K. Shindo on Environmental Management

Material concurrent positions

President, The Japan Research and Development Center for Metals

Norio Katsuyama	Director, Technical Development Bureau Material concurrent positions President, The Iron and Steel Institute of Japan

Shinya Higuchi

Sales Administration & Planning; Export Administration & Planning; Logistics; Project Development; Machinery & Materials Procurement; Steel Products Units; Shanghai-Baoshan Cold-rolled & Coated Sheet Products Project; India Continuous Annealing & Processing Line Project; Office and Marketing Branches; Cooperating with Executive Vice President S. Kozuka on Overseas Offices and Corporate Entities

Material concurrent positions

Chairman, Baosteel-NSC Automotive Steel Sheets Co., Ltd.

Title and name	Responsibilities/positions and material concurrent positions
Managing Directors
Kiyotaka Nogi	Head of Unit, Railway, Automotive & Machinery Parts Unit

Katsuhiko Ota

Project Leader, Shanghai-Baoshan Cold-rolled & Coated Sheet Products Project; Corporate Planning; Overseas Business Development; Planning of Subsidiaries and Affiliates; Accounting & Finance; Overseas Offices and Corporate Entities; Rendering Assistance to Executive Vice President M. Iwaki on Usiminas Project; Cooperating with General Manager, General Administration Division on Public Relations

Material concurrent positions

Director, Japan Casting & Forging Corporation

Director, Baosteel-NSC Automotive Steel Sheets Co., Ltd.

Director, East Asia United Corporation

Takayoshi Meiga	Intellectual Property; Safety Enhancement; Quality Management; Slag & Cement; Rendering Assistance to Executive Vice President S. Higuchi on Steel Products Units

Kinya Yanagawa	Technical Administration & Planning; Plant Engineering and Facility Management; Ironmaking Technology; Steelmaking Technology; Rendering Assistance to Executive Vice President S. Higuchi on Steel Products Units

Soichiro Sakuma	General Administration; Legal; Internal Control & Audit

Yasumitsu Saeki

Director, Flat Products Unit; Director, Bar & Wire Rod Unit; Project Leader, India Continuous Annealing & Processing Line Project; Sales Administration

& Planning; Export Administration & Planning; Logistics

Material concurrent positions

Audit & Supervisory Board Members (Outside Audit & Supervisory Board

Members), Nichia Steel Works, Ltd.

Director (Outside Director), Nippon Concrete Industries Co., Ltd.

Director, Nippon Steel & Sumikin Coated Sheet Corporation

Director, Nippon Steel & Sumikin Metal Products Co., Ltd.

Director, The Siam United Steel (1995) Company Limited

Director
Akio Mimura

Senior Advisor

Material concurrent positions

Director (Outside Director), Nisshin Seifun Group Inc.

Director (Outside Director), Development Bank of Japan Inc.

Director (Outside Director), Innovation Network Corporation of Japan

Director (Outside Director), Tokio Marine Holdings, Inc.

Senior Audit & Supervisory Board Member
Toshihide Tanabe

Audit & Supervisory Board Members
Hirotomo Suetsugu
Hirohiko Minato

Title and name	Responsibilities/positions and material concurrent positions
Audit & Supervisory Board Members (Outside Audit & Supervisory Board Members)
Shigeo Kifuji

Attorney, Ushijima & Partners, Attorneys-at-Law

Material concurrent positions

Audit & Supervisory Board Members (Outside Audit & Supervisory Board

Members), ISHII IRON WORKS CO., LTD.

Audit & Supervisory Board Members (Outside Audit & Supervisory Board

Members), Mori Building Co., Ltd.

Audit & Supervisory Board Members (Outside Audit & Supervisory Board

Members), Central Japan Railway Company

Takao Kusakari	Board Counselor, Nippon Yusen Kabushiki Kaisha Material concurrent positions Director (Outside Director), Nomura Holdings, Inc. Director (Outside Director), Nomura Securities Co., Ltd.

Toshiro Mutoh	Chairman of the Institute, Daiwa Institute of Research Ltd. Material concurrent positions Director (Outside Director), MITSUI & CO., LTD.

Hirotake Abe

Certified public accountant, Certified Public Accountant Hirotake Abe Office

Material concurrent positions

Audit & Supervisory Board Members (Outside Audit & Supervisory Board

Members), ITC NETWORKS CORPORATION

Audit & Supervisory Board Members (Outside Audit & Supervisory Board

Members), Honda Motor Co., Ltd.

(Notes)

(1)	Representative Director and Executive Vice President Shinya Higuchi served as Director of Nippon Steel & Sumikin Coated Sheet Corporation, Nippon Steel & Sumikin Metal Products Co., Ltd. and The Siam United Steel (1995) Company Limited until June 27, 2012, June 28, 2012, and July 20, 2012 respectively.
(2)	Managing Director Katsuhiko Ota served as Outside Audit & Supervisory Board Member of Nippon Steel Trading Co., Ltd. until June 27, 2012, and as Audit & Supervisory Board Member of Nippon Steel Materials Co., Ltd. and Nippon Steel & Sumikin Chemical Co., Ltd. until June 28, 2012, Audit & Supervisory Board Member of Nippon Steel Engineering Co., Ltd. until June 29, 2012 and Nippon Steel City Produce, Inc. until September 30, 2012.
(3)	Outside Audit & Supervisory Board Member Hirotake Abe is a certified public accountant with substantial knowledge of finance and accounting.
(4)	Outside Audit & Supervisory Board Member Shigeo Kifuji also holds a post at Central Japan Railway Company, with which the Company has business relations concerning steel products trading, etc.
(5)	Outside Audit & Supervisory Board Member Toshiro Mutoh also holds a post at MITSUI & CO., LTD., with which the Company has business relations concerning steel products trading, etc.
(6)	Outside Audit & Supervisory Board Member Hirotake Abe also holds a post at HONDA MOTOR CO., LTD., with which the Company has business relations concerning steel products trading, etc.
(7)	Outside Audit & Supervisory Board Member Toshiro Mutoh is related within the third degree of kinship to an employee of the Company’s specific affiliated company.
(8)	The Company filed the following four Outside Audit & Supervisory Board Members as its “independent directors/auditors” with each financial exchange in Japan – Shigeo Kifuji, Takao Kusakari, Toshiro Mutoh and Hirotake Abe; all four were accepted.

(2)	Executive officers who resigned during this term

Title and name	Responsibilities/positions	Date of resignation
Representative Director and Executive Vice President
Shinichi Taniguchi

General Manager, Wuhan Tin Mill Project ; Corporate Planning; Accounting & Finance; Overseas Business Development; Raw Materials; Overseas Offices; Cooperating with Executive Vice President M. Iwaki on Usiminas Project

Material concurrent positions

Chairman, The Japan Ferrous Raw Materials

Association

September 30, 2012

Audit & Supervisory Board Member r
Katsunari Yoshida		June 26, 2012

Audit & Supervisory Board Members (Outside Audit & Supervisory Board Members)
Shigemitsu Miki

Senior Advisor, The Bank of Tokyo-Mitsubishi UFJ, Ltd.

Material concurrent positions

Audit & Supervisory Board Members (Outside Audit & Supervisory Board Members), Mitsubishi Motors Corporation

Director (Outside Director), Mitsubishi Electric

Corporation

Director (Outside Director), Mitsubishi Logistics

Corporation

Director (Outside Director), Kirin Holdings Company, Limited

September 30, 2012

Yuichiro Anzai	Professor Emeritus and Executive Advisor for Academic Affairs of Keio University	June 26, 2012
(Note)	Outside Audit & Supervisory Board Member Shigemitsu Miki also holds a post at MITSUBISHI MOTORS CORPORATION and Mitsubishi Electric Corporation, with which the Company has business relations concerning steel products trading, etc.

(3)	Executive officers after April 1, 2013

Title and name	Responsibilities/positions
Representative Director, Chairman and CEO Shoji Muneoka Representative Director, President and COO Hiroshi Tomono Representative Directors and Executive Vice Presidents Syuichiro Kozuka	Project Leader, Wuhan Tin Mill Project; Overseas Business Development; Overseas Offices and Corporate Entities; Cooperating with Executive Vice President S. Higuchi on Pipe & Tube; Cooperating with Executive Vice President M. Iwaki on Usiminas Project

Kosei Shindo	General Administration; Legal; Internal Control & Audit; Business Process Innovation; Human Resources; Environmental Management; Cooperating with Executive Vice President M. Iwaki on Safety Enhancement

Title and name	Responsibilities/positions
Masakazu Iwaki	Project Leader, Usiminas Project; Intellectual Property; Safety Enhancement; Technical Administration & Planning; Quality Management; Plant Engineering and Facility Management; Ironmaking Technology; Steelmaking Technology; Slag & Cement; Cooperating with Executive Vice President K. Shindo on Environmental Management

Shinya Higuchi	Sales Administration & Planning; Export Administration & Planning; Logistics; Project Development; Machinery & Materials Procurement; Steel Products Units; Shanghai-Baoshan Cold-rolled & Coated Sheet Products Project; India Continuous Annealing & Processing Line Project; Office and Marketing Branches; Cooperating with Executive Vice President S. Kozuka on Overseas Offices; Cooperating with Executive Vice President M. Iwaki on Usiminas Project

Katsuhiko Ota	Corporate Planning; Planning of Subsidiaries and Affiliates; Accounting & Finance; Raw Materials; Cooperating with Executive Vice President M. Iwaki on Usiminas Project

Managing Directors
Kinya Yanagawa	Intellectual Property; Safety Enhancement; Technical Administration & Planning; Quality Management; Plant Engineering and Facility Management; Ironmaking Technology; Steelmaking Technology; Slag & Cement; Rendering assistance to Executive Vice President S. Higuchi on Steel Products Units

Soichiro Sakuma	General Administration; Legal; Internal Control & Audit

Yasumitsu Saeki

Head of Unit, Flat Products Unit; Project Leader, Shanghai-Baoshan Cold-rolled & Coated Sheet Products Project; Project Leader, India Continuous Annealing & Processing Line Project; Marketing Administration

& Planning, Export Administration & Planning; Logistics

Directors
Akio Mimura	Senior Advisor
Fumio Hombe	Assistant to the President
Norio Katsuyama	Assistant to the President
Kiyotaka Nogi	Assistant to the President
Takayoshi Meiga	Assistant to the President

Senior Audit & Supervisory Board Member
Toshihide Tanabe

Audit & Supervisory Board Members
Hirotomo Suetsugu

Hirohiko Minato

Audit & Supervisory Board Members(Outside Audit & Supervisory Board Members)
Shigeo Kifuji	Attorney, Ushijima & Partners, Attorneys-at-Law
Takao Kusakari	Board Counselor, Nippon Yusen Kabushiki Kaisha
Toshiro Mutoh	Chairman of the Institute, Daiwa Institute of Research Ltd.
Hirotake Abe	Certified public accountant, Certified Public Accountant Hirotake Abe Office

(4)	Remuneration paid to Directors and Audit & Supervisory Board Members

(Unit: yen)

Position	Number of recipients	Classification	Amount
Directors	18	Remuneration	879,817,500
Audit & Supervisory Board Members	11	Remuneration	169,197,500
Outside Audit & Supervisory Board Members	6	Remuneration	46,890,000
Total	29	Remuneration	1,049,015,000

(Note)	The above number of recipients includes two Directors and three Audit & Supervisory Board Members (including one Outside Audit & Supervisory Board Member) who retired at the conclusion of the 88th Annual Meeting of Shareholders held on June 26, 2012, as well as one Director and one Outside Audit & Supervisory Board Member who retired as of September 30, 2012.

(5)	Policies regarding decision on the amount of remunerations for Directors and Audit & Supervisory Board Members

1) Description of policies

(i) Directors

The Company sets the amount of base remunerations for individual ranks that are deemed to measure up to each Director’s required skills and responsibilities. These base remunerations vary within a certain range based on the Company’s consolidated performance. The Company then allocates monthly remunerations for each Director within the limits approved by the Annual Meeting of Shareholders.

(ii) Audit & Supervisory Board Members

The Company allocates monthly remuneration for each Audit & Supervisory Board Member, within the limits approved by the Annual Meeting of Shareholders, taking into consideration the Audit & Supervisory Board Member’s duties depending on the rank and whether the Audit & Supervisory Board Members is full-time or part-time.

2) Methods for decision on policies

Policy on monthly remuneration to Directors is determined by resolution at the Board of Directors’ Meeting. Policy on monthly remuneration to Audit & Supervisory Board Members is determined in consultation with the Audit & Supervisory Board Members.

(Note)	The above policy concerning Directors was resolved at the Board of Directors’ Meeting held in April 2013, and the above policy concerning Audit & Supervisory Board Members was approved in April 2013 in consultation with the Audit & Supervisory Board Members.

(6)	Outside Officers

1) Material concurrent positions held by outside officers

Such positions are shown on pages 23-24.

2) Activities of the outside officers

Position	Name	Main activities

Audit & Supervisory Board Member	Shigemitsu Miki

Mr. Miki attended 5 Board Meetings (out of 9 meetings held

before his resignation) and 8 Audit & Supervisory Board Members’ meetings (out of 11 meetings held before his resignation). He has conducted hearings on business conditions of each division and presented an extensive view based on his knowledge and experience as a business manager.

Audit & Supervisory Board Member	Shigeo Kifuji

Mr. Kifuji attended 18 Board Meetings (out of 19 meetings

held during the term) and 20 Audit & Supervisory Board Members’ meetings (out of 21 meetings held during the term). He has conducted hearings on business conditions of each division, as well as visits to our major steelworks, and presented an extensive view based on his knowledge and experience as an attorney.

Audit & Supervisory Board Member	Takao Kusakari

Mr. Kusakari attended 19 Board Meetings (out of 19

meetings held during the term) and 21 Audit & Supervisory Board Members’ meetings (out of 21 meetings held during the term). He has conducted hearings on business conditions of each division, as well as visits to our major steelworks, and presented an extensive view based on his knowledge and experience as a business manager.

Audit & Supervisory Board Member	Toshiro Mutoh

Mr. Muto attended 10 Board Meetings (out of 10 meetings

held after his appointment) and 10 Audit & Supervisory Board Members’ meetings (out of 10 meetings held after his appointment). He has conducted hearings on business conditions of each division, as well as visits to our major steelworks, and presented an extensive view based on his knowledge and experience with financial policy, finance, and economics in general.

Audit & Supervisory Board Member	Hirotake Abe

Mr. Abe attended 9 Board Meetings (out of 10 meetings held

after his appointment) and 9 Audit & Supervisory Board Members’ meetings (out of 10 meetings held after his appointment). He has conducted hearings on business conditions of each division, as well as visits to our major steelworks, and presented an extensive view based on his knowledge and experience as a Certified public accountant possessing deep familiarity with corporate accounting.

3) Liability limitation agreement

Concerning the liability prescribed in Article 423, Paragraph 1 of the Companies Act, the Company and each of the Outside Audit & Supervisory Board Members have concluded a liability limitation agreement which prescribes that, provided that the Outside Audit & Supervisory Board Member acts in good faith and without gross negligence, the maximum extent of the liability shall be the greater of either 20 million yen or the Minimum Liability Amount set forth in Article 425, Paragraph 1 of the Companies Act.

4) Total amount of remuneration, etc.

Total amount of remuneration, etc. paid to outside officers is as shown on page 26.

4.	Certain Matters concerning Accounting Auditor

(1) Name

KPMG AZSA LLC

(Note)	NIPPON STEEL & SUMITOMO METAL U.S.A., Inc. and some other subsidiaries of the Company are audited by audit firms other than the above-mentioned audit firm.

(2) Amount of remunerations, etc. of accounting auditor

i) Amount of remunerations paid	149,000,000 yen
ii) The amount of remunerations payable by the Company and its subsidiaries to accounting auditor for its audit certification services	744,500,000 yen
iii) Total amount of cash and other financial benefit payable by the Company and its subsidiaries to accounting auditor	773,021,000 yen

(Note)	With respect to i) above, the remunerations for audit services under the Companies Act and the remunerations for audit services under the Financial Instruments and Exchange Act are not clearly distinguished and it is not practically possible to distinguish them, therefore, their total amount is shown above.

(3)	Policy regarding decision on dismissal or non-reelection of accounting auditor

The Company will dismiss the accounting auditor by unanimous consents of the Audit & Supervisory Board Members upon occurrence of events justifying such dismissal, pursuant to laws and regulations. In addition, the Company will submit proposal to dismiss or not to reelect the accounting auditor to the Annual Meeting of Shareholders if any event materially interferes with continuation of the audit services occurs.

5.	Outline of the Resolution Concerning Establishment and Management of the System to Secure Operational Fairness, etc.

The resolutions made by the Board Meeting held on October 1, 2012 to ensure appropriateness of its business are as follows.

Basic policy on internal control system

The Company is aiming at continuous enhancement of corporate value and winning trust of the society based on the NSSMC Group’s Guiding Principles. In addition, the Company shall establish and appropriately manage internal control system as follows to comply with relevant laws and regulations and ensure credibility of financial reporting and effectiveness and efficiency of business, and shall continue to improve such system in view of further enhancement of corporate governance.

(1)	System to ensure that execution of businesses by Directors complies with laws and regulations and the Articles of Incorporations.

The Board of Directors will make decisions or receive report on important matters of management in accordance with the Rules of Board of Directors and other relevant regulations.

The Directors will execute businesses and supervise business execution of employees in their own area of responsibilities in accordance with decisions made by the Board of Directors and report its status to the Board of Directors.

(2)	System for the preservation and management of information in relation with business execution by Directors

Information in relation with business execution by Directors including minutes of meetings of the Board of Directors will be assigned to their respective control manager, classified their confidentiality and appropriately preserved in accordance with the regulation regarding management of information.

The Company will strive to make timely and accurate disclosure of important information of the Company including its management plan and financial information in addition to such disclosure as required by laws and regulations.

(3)	Rules and other systems with respect to loss-related risk management

General Manager of each division will comprehend and assess risks associated with business execution in his/her division and carry out his/her duties in accordance with the authority and responsibility set out in organizational, operational and other regulations.

With respect to risks related to areas such as safety and health, environment and disaster, information management, intellectual properties, quality control, credibility of financial reporting, the division in charge of each specific area (each functional division) shall establish regulations, etc. from entire corporate perspective and inform them to each division, and comprehend and assess status of risk management at each division through monitoring, etc. and provide supervision and advice to the division.

Upon occurrence of an accident, disaster, compliance issue, or other event which may cause critical impact on the management of the Company, a Crisis Management Team, etc. shall be convened immediately to take necessary actions to minimize the damage and impact.

(4)	System to ensure efficiency in business execution by Directors

The Board of Directors will make decision on execution of management plan and business strategies as well as important individual execution items such as investment in plants and equipments, other investment and financing, etc., after deliberation by Companywide Committees for each area such as ordinary budget, plant and equipment investment budget, investment and financing, technology development, etc. and the Corporate Policy Committee.

Business execution based on decisions by Board of Directors shall be carried out by Representative Directors, Directors, Executive Officers and General Managers of respective division.

(5)	System to ensure that execution of businesses by employees complies with laws and regulations and the Articles of Incorporation

The Company will build and maintain an internal control system based on autonomous internal controls.

Each General Manager will maintain an autonomous internal control system in his/her division, and strive to ensure thorough compliance with laws and regulations and internal rules, and prevent any violation of laws and regulation in executing businesses. The Company will also maintain and develop an employee-education system that includes regular workshops and the creation and distribution of manuals, aimed at ensuring compliance with laws and regulations and internal rules. Employees will immediately report any potentially illegal acts or facts they become aware of to the General Manager for Internal Control and Audit.

General Manager for Internal Control and Audit will check the maintenance and operational status of company-wide internal control systems. He/she will comprehend and assess the status of compliance with laws and regulations and internal rules in each division, and take measures as necessary to prevent legal or regulatory violations. Moreover, he/she will report on these matters to the Risk Management Committee, and further report on important matters to the Corporate Policy Committee and Board of Directors. He/she will also set up and operate an internal reporting structure that provides consultations and takes reports regarding risks in business execution.

Employees are obligated to comply with laws and regulations and to perform their duties properly. Employees violated laws and regulations, etc. will be submitted to disciplinary action under the Rules of Employment.

(6)	System to ensure fairness of operation in our corporate group consisting of the Company and its subsidiaries

The Company and the group companies will share business strategy and be managed as one while appreciating business characteristics of each company based on Management Principle of NSSMC Group and Code of Conduct of NSSMC Group. Directors, General Managers of each division of the Company and Presidents of the group companies will familiarize their employees with business management policies, etc.

With respect to control of the group companies, basic rules will be set forth in the Regulation on Control of Group Companies and their proper application will be ensured. Group companies will build and maintain internal control systems based on autonomous internal controls, share information, etc. with the Company, and strive to ensure measures relating to internal control. The responsible Company division will confirm the status of internal controls at each group company, and provide support for improvements when necessary.

General Manager for Internal Control and Audit will coordinate with each division in charge of risk management, and comprehend and assess the status of internal controls at the NSSMC Group as a whole, providing guidance and advice to group companies and the Company divisions in charge of them.

(7)	Matters concerning audit by Audit & Supervisory Board Members

Directors and employees shall make timely and appropriate report to Audit & Supervisory Board Members and Audit & Supervisory Board with respect to important matters such as status of business execution and facts that may cause critical impact on the management, etc.

Directors will share information and enhance communication with Audit & Supervisory Board Members at the meetings of Board of Directors, Corporate Policy Committees and Risk Management Committees, etc., with respect to important matters of management such as status of operation of internal control system.

General Manager for Internal Control and Audit will act as a liaison and cooperate with Audit & Supervisory Board Members by means such as holding discussions on the status of operations of internal control systems, both regularly and as needed. He/she will also report on the status of operation of internal reporting structures to the Audit & Supervisory Board Members.

Secretariat for Audit & Supervisory Board Members shall be set up and staff members shall be assigned to support Audit & Supervisory Board Members’ duties. In order to ensure independence of the staff members, such staff members will be assigned on full time bases and perform duties related to audit activities under supervision of Audit & Supervisory Board Members. The General Manager for Human Resources shall discuss matters relating to Secretariat personnel, including transfers and evaluations, with the Audit & Supervisory Board Members.

6.	Basic Policy regarding the Control of the Company

Basic Policy on the Composition of Persons to Control Decision-Making over the Financial and Business Policies of the Company

The NSSMC Group aims to improve its corporate value and further the common interests of its shareholders by improving its competitiveness and profitability through the planning and execution of concrete management strategies based on its management principle to pursue world-leading technologies and manufacturing capabilities, and contribute to society by providing excellent products and services.

The Company has decided to take necessary action to prevent disturbance of such management principle and management strategies by large-scale acquisition of the Company’s shares, etc., which may result in damage to the common interests of the shareholders. In the event a proposal for such large-scale acquisition of the Company’s shares, etc. (hereinafter “Takeover Proposal”) is made, we believe that final decision as to whether or not to accept the proposal should be made by the shareholders at the time the Takeover Proposal is made, and therefore we have decided to establish necessary rules and procedures to ensure all shareholders shall be able to make appropriate decision based on necessary information and appropriate period of time to consider such proposal.

Outline of Efforts to Keep the Control over Decision-Making on Financial and Business Policies out of the Hands of Inappropriate of the Plan

At the meeting of its Board of Directors held in March 2006, the Company resolved unanimously to adopt the Fair Rules for the Acquisition of Substantial Shareholdings (Takeover Defense Measure) (hereinafter the “Fair Rules”), which describe clear and concrete procedures to be followed, before commencing actual action of the takeover, by a person or an entity who attempts “acquisition of substantial shareholding in the Company, etc.” In accordance with the clause prescribing revisions to the Fair Rules, the Board of Directors unanimously resolved to revise the Fair Rules at its meeting held in March 2012. The Company has further filed a shelf registration statement for issuance of the new share subscription rights consequent to an increase in the total number of shares authorized to be issued as a result of amendments to the Articles of Incorporation made on October 1, 2012.

Purposes of the Fair Rules are to enable the shareholders to make an informed judgment (a judgment based on necessary information and appropriate period for consideration) as to whether to accept a Takeover Proposal, as well as to prevent large-scale acquisition of the Company’s shares, etc., with vicious intent which would be detrimental to corporate value and the common interests of shareholders, by ensuring sufficient information and a reasonable time period for the Board of Directors to consider the Takeover Proposal.

The Fair Rules are designed to enable the shareholders at that time to make judgment directly as to whether or not issue the new share subscription rights by way of gratis allotment as the countermeasure to takeover in the event there is a person or an entity who intends to acquire 15% or more of the Company’s share, etc. (hereinafter “the Bidder”) and if the Bidder’s Takeover Proposal satisfies requirements (provision of necessary information by the Bidder and expiration of consideration period) set forth in the Fair Rules. New share subscription rights by the way of gratis allotment may be issued only if (i) the Bidder ignores the procedure set forth in the Fair Rules, (ii) the Bidder falls under one of four categories which have been designated pernicious to a company in the ruling of the Japanese courts and it is determined that the Takeover Proposal is likely to cause apparent damage to the common interests of the shareholders (such determination to be based on advices of law firms and investment banks of international reputation), or (iii) the shareholders approve the issuance of new share subscription rights by the way of gratis allotment.

The Fair Rules are posted on the Company’s website.

Judgment of Board of Directors on the measures above and ground for such judgment

The Fair Rules set forth the rules and procedures that enable the shareholders to make judgment as to whether or not the countermeasure (issuance of new share subscription rights by the way of gratis allotment) to the Takeover Proposal should be taken based on necessary information and appropriate period of consideration. The Fair Rules are designed to improve value of the Company as well as the common interests of the shareholders by leaving ultimate judgment as to whether or not to accept the Takeover Proposal to the shareholders of the Company and, therefore, it should not impair the common interests of shareholders of the Company or it is not intended to pursue protecting current title of the directors of the Company. In view of the above, the Board of Directors judges that the Fair Rules are in accordance with the abovementioned Basic Policy on the Composition of Persons to Control Decision-Making over the Financial and Business Policies of the Company.

(Note)	With respect to amount of money expressed in this Business Report, the amount less than unit are truncated.

— Consolidated Financial Statements

(1) Consolidated Balance Sheets

Millions of yen March 31, 2013
ASSETS
Current assets :
Cash and bank deposits	89,350
Notes and accounts receivable	579,562
Marketable securities	8,024
Inventories	1,156,934
Deferred tax assets	81,729
Other	196,594
Less: Allowance for doubtful accounts	(1,461)
Total current assets	2,110,734

Fixed assets :
Tangible fixed assets :
Buildings and structures	734,222
Machinery and equipment	1,163,980
Land	594,824
Lease assets	9,689
Construction in progress	182,782

2,685,500

Intangible fixed assets
Patents and utility rights	7,370
Software	40,106
Goodwill	48,065
Lease assets	385

95,928

Investments and others :
Investments in securities	1,825,664
Deferred tax assets	178,127
Other	197,372
Less: Allowance for doubtful accounts	(3,829)

2,197,335

Total fixed assets	4,978,763

Total assets	7,089,498

March 31, 2013
LIABILITIES
Current liabilities :
Notes and accounts payable	596,230
Short-term loans and portion of long-term loans due within one year	494,903
Commercial paper	26,000
Bonds due within one year	135,100
Current portion of lease liability	13,561
Accounts payable-other	405,777
Allowance for losses on construction contracts	2,991
Other	306,560

Total current liabilities	1,981,124

Long-term liabilities :
Bonds and notes	504,659
Long-term loans	1,346,219
Lease liability (excluding current portion)	19,411
Deferred tax liabilities	38,313
Accrued pension and severance costs	192,635
Allowance for retirement benefits of directors and corporate auditors	5,403
Reserve for repairs to blast furnaces	10,499
Other	52,948
Total long-term liabilities	2,170,090

Total liabilities	4,151,215

NET ASSETS
Shareholders’ equity :
Common stock	419,524
Capital surplus	362,321
Retained earnings	1,430,876
Less: Treasury stock, at cost	(70,490)

2,142,233

Accumulated other comprehensive income:
Unrealized gains on available-for-sale securities	168,611
Deferred hedge income (loss)	359
Unrealized gains on revaluation of land	2,592
Foreign currency translation adjustments	80,273

251,836

Minority interest in consolidated subsidiaries	544,213

Total net assets	2,938,283

Total liabilities and net assets	7,089,498

(2) Consolidated Statements of Income

Consolidated Statements of Operations	Millions of yen
Fiscal 2012
Operating revenues :
Net sales	4,389,922
Cost of sales	3,982,362

Gross margin	407,559

Selling, general and administrative expenses	387,449

Operating profit	20,110

Non-operating profit and loss :
Non-operating profit :
Interest	3,869
Dividend income	13,802
Equity in net income of unconsolidated subsidiaries and affiliates	52,658
Other	70,749

141,079

Non-operating loss :
Interest expense	23,539
Other	60,719

84,258

Ordinary profit	76,931

Special profit :
Restructuring profit	5,024

5,024
Special loss :
Impairment loss	132,818
Loss on sales of investments in securities	75,307
Loss on liquidation of business	10,800

218,926

Income (loss) before income taxes and minority interest	(136,970)

Income taxes - current	49,446
Income taxes - deferred	(75,045)

(25,599)

Income (loss) before minority interest	(111,371)

Minority interest in net income of consolidated subsidiaries	13,196

Net income (loss)	(124,567)

Consolidated Statements of Comprehensive Income	Millions of yen
Fiscal 2012
Income (loss) before minority interest	(111,371)
Other comprehensive income
Unrealized gains (losses) on available-for-sale securities	94,610
Deferred hedge income (loss)	1,828
Unrealized gains (losses) on revaluation of land	—
Foreign currency translation adjustments	110,206
Share of other comprehensive income of associates accounted for using equity method	63,028

Total other comprehensive income (loss)	269,673

Comprehensive income (loss)	158,302

attribute to
Comprehensive income attribute to owners of the parent	132,868
Comprehensive income attribute to minority interests	25,433

(3) Consolidated Statements of Changes in Net Assets

Millions of yen
Fiscal 2012
Owners’ equity:
Common stock:
Balance at the beginning of the period	419,524
Changes during current period:
Total current changes	—

Balance at the end of the period	419,524

Capital surplus:
Balance at the beginning of the period	114,546
Changes during current period:
Disposal of treasury stock	127
Increase by merger	247,647
Total current changes	247,775

Balance at the end of the period	362,321

Retained earnings :
Balance at the beginning of the period	1,522,826
Changes during current period:
Cash dividends	(6,302)
Net income (loss)	(124,567)
Increase (decrease) due to the change in the number of consolidated companies	8,875
Increase (decrease) due to reversal of unrealized gains on revaluation of land	45
Total current changes	(121,949)

Balance at the end of the period	1,430,876

Treasury stock, at cost:
Balance at the beginning of the period	(262,573)
Changes during current period:
Acquisition of treasury stock	(65,828)
Disposal of treasury stock	258,536
Increase (decrease) due to the change in the number of consolidated companies	(624)
Total current changes	192,083

Balance at the end of the period	(70,490)

Total shareholders’ equity:
Balance at the beginning of the period	1,824,324
Changes during current period:
Cash dividends	(6,302)
Net income (loss)	(124,567)
Acquisition of treasury stock	(65,828)
Disposal of treasury stock	258,663
Increase by merger	247,647
Increase (decrease) due to the change in the number of consolidated companies	8,250
Increase (decrease) due to reversal of unrealized gains on revaluation of land	45
Total current changes	317,909

Balance at the end of the period	2,142,233

Accumulated other comprehensive income:
Unrealized gains on available-for-sale securities:
Balance at the beginning of the period	70,834
Changes during current period:
Net changes of items other than shareholders’ equity	97,777
Total current changes	97,777

Balance at the end of the period	168,611

Millions of yen

Fiscal 2012
Deferred hedge income (loss):
Balance at the beginning of the period	(1,698)
Changes during current period:
Net changes of items other than shareholders’ equity	2,057
Total current changes	2,057

Balance at the end of the period	359

Unrealized gains on revaluation of land:
Balance at the beginning of the period	12,770
Changes during current period:
Net changes of items other than shareholders’ equity	(10,177)
Total current changes	(10,177)

Balance at the end of the period	2,592

Foreign currency translation adjustments:
Balance at the beginning of the period	(77,327)
Changes during current period:
Net changes of items other than shareholders’ equity	157,600
Total current changes	157,600

Balance at the end of the period	80,273

Total accumulated other comprehensive income:
Balance at the beginning of the period	4,578
Changes during current period:
Net changes of items other than shareholders’ equity	247,257
Total current changes	247,257

Balance at the end of the period	251,836

Minority interest in consolidated subsidiaries:
Balance at the beginning of the period	518,440
Changes during current period:
Net changes of items other than shareholders’ equity	25,772
Total current changes	25,772

Balance at the end of the period	544,213

Total net assets:
Balance at the beginning of the period	2,347,343
Changes during current period:
Cash dividends	(6,302)
Net income (loss)	(124,567)
Acquisition of treasury stock	(65,828)
Disposal of treasury stock	258,663
Increase by merger	247,647
Increase (decrease) due to the change in the number of consolidated companies	8,250
Increase (decrease) due to reversal of unrealized gains on revaluation of land	45
Net changes of items other than shareholders’ equity	273,030
Total current changes	590,939

Balance at the end of the period	2,938,283

(4) Consolidated Statements of Cash-Flows

Millions of yen

Fiscal 2012
Cash flows from operating activities :
Income (loss) before income taxes and minority interests	(136,970)
Adjustments to reconcile net income to net cash provided by operating activities :
Depreciation and amortization	288,770
Impairment loss	132,818
Interest and dividend income (accrual basis)	(17,671)
Interest expense (accrual basis)	23,539
Exchange loss (gain) on foreign currency transactions	(11,780)
Amortization of goodwill	6,054
Equity in net (income) loss of unconsolidated subsidiaries and affiliates	(52,658)
Loss (gain) on sales of investments in securities	75,307
Loss on disposal of tangible and intangible fixed assets	4,437
Gain on sales of tangible and intangible fixed assets	(7,576)
Changes in allowance for doubtful accounts	(366)
Changes in notes and accounts receivable	(32,630)
Changes in inventories	157,786
Changes in notes and accounts payable	(86,297)
Other	26,972
Interest and dividend income (cash basis)	26,347
Interest expense (cash basis)	(25,727)
Income taxes (cash basis)	(57,038)

Net cash provided by operating activities	313,317

Cash flows from investing activities :
Acquisition of investments in securities	(80,728)
Proceeds from sales of investments in securities	101,005
Acquisition of tangible and intangible fixed assets	(349,817)
Proceeds from sales of tangible and intangible fixed assets	13,206
Other	(11,001)

Net cash used in investing activities	(327,336)

Cash flows from financing activities :
Net increase (decrease) in short-term loans	(16,286)
Net increase (decrease) in commercial paper	(68,000)
Proceeds from long-term loans	278,698
Payments of long-term loans	(165,864)
Proceeds from issuance of bonds and notes	30,000
Redemption of bonds and notes	(65,000)
Payments for purchase of treasury stock	(563)
Cash dividends	(6,302)
Other	46,651

Net cash provided by (used in) financing activities	33,332

Effect of exchange rate changes on cash and cash equivalents	22,229
Net increase (decrease) in cash and cash equivalents	41,542
Cash and cash equivalents at beginning of the year	55,747
Increase (decrease) from the change in the number of companies consolidated	(19,735)
Increase in cash and cash equivalents resulting from merger	12,975

Cash and cash equivalents at end of year	90,530

(5) Consolidated Segment Information

Fiscal 2012 (April 1, 2012—March 31, 2013)

(Millions of yen)

	Reporting segment
	Steelmaking and steel fabrication	Engineering and construction	Chemicals	New materials	System solutions	Total	Adjustments	Consolidated
Net sales
Sales to external customers	3,745,491	248,215	188,442	42,211	134,388	4,358,749	31,173	4,389,922
Inter-segment sales or transfers	44,959	54,787	7,277	—	37,592	144,615	(144,615)	—

Total	3,790,450	303,002	195,719	42,211	171,980	4,503,364	(113,442)	4,389,922

Segment income (loss) <Ordinary Profit>	41,522	18,189	9,778	984	11,673	82,148	(5,217)	76,931

Segment assets	6,557,868	253,789	157,308	31,447	145,081	7,145,495	(55,996)	7,089,498

Segment liabilities <Interest-bearing debt>	2,526,725	3,472	7,043	16,771	681	2,554,693	(14,838)	2,539,855

Other items
Depreciation and amortization	277,622	3,303	6,674	2,366	3,239	293,207	(4,436)	288,770
Increase (decrease) in tangible/intangible fixed assets (net investment)	359,287	2,920	9,390	1,929	5,151	378,678	(22,805)	355,873

Note:	Previous reporting has utilized reporting segments for Steelmaking and steel fabrication, Engineering and construction, Urban development, Chemicals, New materials, and System solutions. Following the business integration of Nippon Steel City Produce, Inc., and Kowa Real Estate Co., Ltd. on October 1, 2012, the results for the Urban development segment have been excluded from the reporting segments and are presented within the adjustment amount.

— Non-Consolidated Financial Statements

(1) Non-Consolidated Balance Sheets

ASSETS	Millions of yen March 31, 2013
Current assets :
Cash and bank deposits	16,647
Notes and accounts receivable	160,880
Inventories	802,634
Deferred tax assets	51,700
Other	214,331
Less: Allowance for doubtful accounts	(772)

Total current assets	1,245,422
Fixed assets :
Tangible fixed assets :
Buildings and structures	496,270
Machinery and equipment	906,561
Land	439,402
Lease assets	3,022
Construction in progress	110,691

1,955,949
Intangible fixed assets :
Patents and utility rights	1,984
Software	30,561
Goodwill	49,248
Lease assets	127

81,921
Investments and others :
Investments in securities	666,382
Investments in subsidiaries and affiliates	1,206,098
Other	362,783
Less: Allowance for doubtful accounts	(5,519)

2,229,744
Total fixed assets	4,267,614

Total assets	5,513,037

LIABILITIES	March 31, 2013
Current liabilities :
Notes and accounts payable	252,341
Short-term loans and portion of long-term loans due within one year	696,352
Commercial paper	26,000
Bonds due within one year	135,000
Current portion of lease liability	11,616
Accounts payable	510,125
Accrued expenses	34,151
Other	10,663

Total current liabilities	1,676,250
Long-term liabilities :
Bonds and notes	790,656
Long-term loans	1,287,321
Lease liability(excluding current portion)	13,464
Accrued pension and severance costs	89,568
Reserve for repairs to blast furnaces	10,059
Other	50,342
Total long-term liabilities	2,241,413

Total liabilities	3,917,664

NET ASSETS
Shareholders’ equity :
Common stock	419,524
Capital surplus	361,862
Retained earnings :
Special tax purpose reserve	84,509
Accumulated earnings carried forward	643,848

728,357
Less: Treasury stock, at cost	(65,302)

1,444,442
Valuation and translation adjustments :
Unrealized gains on available-for-sale securities	147,070
Deferred hedge income (loss)	3,859

150,930
Total net assets	1,595,372

Total liabilities and net assets	5,513,037

(2) Non-Consolidated Statements of Income

Millions of yen

Fiscal 2012
Operating revenues :
Net sales	2,878,837
Cost of sales	2,726,249

Gross margin	152,587

Selling, general and administrative expenses	195,802

Operating profit (loss)	(43,214)

Non-operating profit and loss :
Non-operating profit :
Interest and dividend income	51,891
Other	42,964

94,856

Non-operating loss :
Interest expenses	26,690
Other	42,437

69,128

Ordinary profit (loss)	(17,487)

Special profit and loss :
Special profit :
Gain on sales of affiliates stocks	3,999

3,999

Special loss :
Loss on disposal of tangible fixed assets and other assets
Impairment loss	122,542
Loss on sales of investments in securities	78,434
Loss on liquidation of subsidiaries	6,480

207,457

Income (loss) before income taxes	(220,945)

Income taxes - current	(500)
Income taxes - deferred	(70,440)

Net income (loss)	(150,005)

(3) Non-Consolidated Statements of Changes in Net Assets

Millions of yen

	Common stock	Capital surplus	Special tax purpose reserve	Accumulated earnings carried forward	Treasury stock, at cost	Unrealized gains on available- for-sale securities	Deferred hedge income
Balance at March 31, 2012	419,524	114,086	90,482	794,451	(258,003)	57,743	1,938

Withdrawal of special tax purpose reserve			(10,819)	10,819
Reserve of special tax purpose reserve			4,846	(4,846)
Cash dividends				(6,302)
Net income (loss) for fiscal year 2012				(150,005)
Acquisition of treasury stock					(65,788)
Disposal of treasury stock		127			258,488
Increase by merger		247,647
Net change due to demerger				(267)
Other change for fiscal year 2012(net)						89,327	1,921

Total change for fiscal year 2012	—	247,775	(5,973)	(150,602)	192,700	89,327	1,921

Balance at March 31, 2013	419,524	361,862	84,509	643,848	(65,302)	147,070	3,859

Notes to the Consolidated Financial Statements

I. Significant Accounting Policies for Consolidated Financial Statements

1. Scope of Consolidation

(1)	Consolidated Subsidiaries

Number of consolidated subsidiaries: 370 companies

Principal consolidated subsidiaries are presented in “1. Group status, (9) Status of principal subsidiaries.”

In the consolidated fiscal year under review, the scope of consolidation expanded by 103 companies, comprising 85 merged companies and 18 newly established or other companies. 19 companies—14 merged companies and 5 liquidations, etc.—were eliminated from the scope of consolidation in the fiscal year under review.

As part of the above, the business integration with Sumitomo Metal Industries, Ltd., on October 1, 2012, increased the number of consolidated subsidiaries by 85 (all as a consequence of the integration). Among these, NIPPON STEEL AND SUMIKIN TUBOS DO BRASIL LTDA. became a subsidiary and was designated as a specified subsidiary due to the capital investment by NSSMC exceeding 10% of the company’s total capitalization value. The business integration of Nippon Steel City Produce, Inc., and Kowa Real Estate Co., Ltd., on October 1, 2012, decreased the number of consolidated subsidiaries by 6 (a portion as a consequence of the integration).

(2)	Fiscal Year of Consolidated Subsidiaries

The closing dates of accounts for the fiscal year-ends at NIPPON STEEL & SUMITOMO METAL U.S.A., Inc., and other consolidated subsidiaries are variably December 31 and January 31. Significant business events that occur between those dates and the March 31 consolidated fiscal year-end are accordingly presented as occurring within the applicable consolidated fiscal year.

2. Application of Equity Method

Affiliates accounted for by the equity method: 107 companies

Principal companies are presented in “1. Group status, (9) Status of principal subsidiaries.”

During the fiscal year under review, 39 companies were added as equity-method affiliates and 8 companies were removed as equity-method affiliates.

As part of the above, the business integration with Sumitomo Metal Industries, Ltd., on October 1, 2012, added 28 equity-method affiliated companies. The number of equity-method affiliates decreased by 2 following the business integration of Nippon Steel City Produce, Inc., and Kowa Real Estate Co., Ltd., on October 1, 2012.

3. Accounting Standards

(1)	Basis and Method of Evaluation of Significant Assets

	Marketable securities

•	Held-to-maturity debt securities: Amortized cost method (straight-line method)

•	Available-for-sale securities:

Securities with market quotations: Stated at market value as of the balance sheet date (Net unrealized gains or losses are comprehensively included in net assets, and the cost of securities sold is determined by the moving-average method.)

Securities without market quotations: Stated at cost determined by the moving-average method

‚	Inventories

Inventories are stated principally using the cost method based on the periodic average method. (Regarding balance sheet values, this method is designed to reduce book value when the contribution of inventories to profitability declines.)

(2)	Depreciation Methods for Material Depreciable Assets

	Tangible fixed assets (excluding lease assets)

Depreciation of tangible fixed assets is mainly calculated using the declining-balance method.

Depreciation of buildings and structures is mainly calculated using the straight-line method.

Useful lives of tangible fixed assets are generally as follows:

Buildings:	Mainly 31 years
Machinery and equipment:	Mainly 14 years

(Changes in accounting principles that are difficult to classify from the changes in accounting estimates)

Beginning in the fiscal year under review, accompanying revisions in the corporate tax law, the Company and its domestic consolidated subsidiaries have changed their method of depreciation for tangible fixed assets acquired on or after April 1, 2012, based on the corporate tax law after revisions.

Compared with the previous accounting method, the effect of these changes on the consolidated results for the fiscal year under review was to increase operating profit by ¥7,884 million and ordinary profit by ¥8,497 million.

‚	Intangible fixed assets (excluding lease assets)

Amortization of intangible fixed assets is calculated using the straight-line method.

Software products used by the Company are amortized over the projected usage periods that are mainly of five years.

ƒ	Lease assets

Assets concerning finance leases in which ownership is transferred to the lessee

These assets are depreciated using the same method of depreciation for tangible fixed assets owned by the Company.

Assets concerning finance leases in which ownership is not transferred to the lessee

These assets are depreciated to a residual value of zero based on the straight-line method over a useful life period corresponding to the lease contract period.

(3)	Accounting Basis for Significant Reserves and Allowances

	Allowance for doubtful accounts

To provide for potential losses on doubtful accounts, the allowance for doubtful accounts is computed based on the historical experienced default ratio for non-specific receivables as well as based on the estimated irrecoverable portion of specific doubtful receivables calculated individually.

‚	Allowance for losses on construction contracts

To provide for potential losses associated with construction contracts in the future, an allowance is computed for potential losses related to construction contracts not completed at the end of the fiscal year under review.

ƒ	Accrued pension and severance costs

To provide for employee retirement benefits, an allowance is computed based on projections of retirement benefit obligations and the pension fund assets made at the end of the fiscal year under review. Prior service cost is being amortized by the straight-line method over a specified number of years (mainly 10 years), which are shorter than the average remaining years of service of the employees. Actuarial differences arising from utilizing a specified number of years within average estimated remaining periods of employment (mainly 10 years) that are shorter than the average remaining years of service of the employees are principally amortized using the straight-line method beginning from the consolidated fiscal year following the time of occurrence.

„	Allowance for retirement benefits of directors and corporate auditors

The allowance for retirement benefits of directors and corporate auditors is calculated based on internal rules for the projected amount to be paid at term-end.

…	Reserve for repairs to blast furnaces

Reserves are maintained in anticipation of significant periodic overhauls and repairs to blast furnaces, hot blast stoves, and ships and vessels. Reserve amounts are determined based on historical costs for similar activities.

(4)	Other Significant Accounting Policies for Consolidated Financial Statements

	Basis for the accounting of income

Through the end of the fiscal year under review, regarding projects for which the outcome of the portion completed is deemed certain, the Company has applied the percentage-of-completion standard (estimating the project progress percentage based on the percentage of the cost incurred to the estimated total cost). The completed contract standard is applied to other projects.

‚	Important assets and liabilities in foreign currencies and foreign currency translation

Monetary assets and liabilities of the Company and its domestic subsidiaries denominated in foreign currencies are translated into yen at the spot rate prevailing on the closing date of accounts, and the resulting foreign exchange gains or losses are recognized as income or expenses. For foreign consolidated subsidiaries, assets and liabilities are translated into yen at the spot rate prevailing on the closing date of accounts, revenue and expense accounts are translated at the average rate of exchange in effect during the fiscal year, and foreign currency translation adjustments are included in the foreign currency translation adjustments and minority interest in consolidated subsidiaries item under net assets.

ƒ	Significant hedge accounting

The Company uses deferred hedge accounting. Designation accounting methods are applied to forward exchange contracts and currency swaps associated with foreign currency-denominated transactions and foreign currency monetary assets and liabilities that meet the requirements for designation accounting treatment. Special accounting methods are applied to interest swaps that meet the requirements for special accounting treatment.

„	Method and period for amortization of goodwill

Goodwill is amortized using the straight-line method over the period, where it is possible to estimate such a period, for which the excess cost is expected to have an effect on the consolidated balance sheets. Otherwise, the excess cost is amortized proportionately over 5 years.

…	Accounting for consumption taxes

The accounting treatment used with respect to consumption tax and local consumption taxes is the tax-excluded method.

II. Changes in the Method of Presentation

(Consolidated balance sheets)

The reorganization of accounting methods following the business integration with Sumitomo Metal Industries, Ltd., led to a portion of accrued expenses (¥235,224 million in the previous consolidated fiscal year) to be categorized as accounts payable.

Consequently, accounts payable are presented as a categorized item due to their increased quantitative materiality, and accrued expenses are included in the other category of current liabilities due to their decreased quantitative materiality.

III. Consolidated Balance Sheets

1. Mortgaged Assets and Liabilities

Category of assets	Amount (Millions of yen)	Category of liabilities	Amount (Millions of yen)
Cash and bank deposits	1,954	Short-term loans	1,740
Notes and accounts receivable	2,741	Long-term loans	23,572
Inventories	4,125	(Including the portion of loans due within one year)
Other (Current assets)	4,163	Bonds	14,002
Buildings and structures (net)	7,468	Other	11,003
Machinery, equipment and vehicles (net)	16,110
Tools, furniture and fixtures (net)	113
Land	23,251
Long-term loans receivable	13,375

Total	¥73,305	Total	¥50,319

In addition, the above liabilities include ¥462 million in loans of consolidated subsidiaries for which the Company has provided ¥347 million in long-term loans (assets) as collateral. Further, the Company has provided ¥1,261 million of shares of stock of affiliated companies, etc., to serve as collateral for the loans of affiliates.

2. Inventories

Goods and finished products (including semi-finished products)	¥508,691 million
Work in process	54,359 million
Raw materials and supplies	593,883 million

3. Accumulated Depreciation of Tangible Fixed Assets	¥6,767,439 million

4. Contingent Liabilities

The Company guarantees loans from financial institutions and other sources held by other companies.

(1) Loan guarantee liabilities

	(Outstanding amounts for the year ended)	(Substantial amounts)
Japan-Brazil Niobium Corporation	11,205 million	11,205 million
VALLOUREC & SUMITOMO TUBOS DO BRASIL LTDA.
	5,211 million	5,211 million
TENIGAL, S.de R.L.de C.V.	4,577 million	4,577 million
JAMSHEDPUR CONTINUOUS ANNEALING & PROCESSING COMPANY PRIVATE LIMITED
	3,778 million	1,851 million
UNIGAL Ltda.	3,103 million	3,103 million
Automotive Steel Pipe India Private Limited
	1,150 million	1,150 million
Frontier Energy Niigata Co., Ltd.	1,057 million	1,057 million
Other	1,981 million	1,981 million

Total	¥32,065 million	¥30,138 million

(2) Reserved guarantees of loans	¥760 million
(The substantial amount guaranteed is ¥753 million.)

(3) Maximum repurchase obligation amount associated with the liquidation of receivables
¥3,206 million

The substantial amount guaranteed is equivalent to the maximum repurchase obligation.

(4) Notes and bills endorsed	¥14 million

5. Revaluation of Land

The certain consolidated subsidiaries and affiliates to which the equity method is applied have carried out the revaluation of land used for business purposes in accordance with the “Law Regarding the Partial Revision to the Land Revaluation Law” (Law No. 34, issued on March 31, 1998). Revaluation differences computed by consolidated subsidiaries, net of tax and minority interest, which were charged to “deferred tax liabilities on revaluation of land” and “minority interest in consolidated subsidiaries,” respectively, were recorded as a separate component of net assets as “unrealized gains on revaluation of land.” Additionally, revaluation differences accounted for by affiliates to which the equity method is applied were recorded as a separate component of net assets as “unrealized gains on revaluation of land” in proportion to the equity rate.

•	Revaluation method

Land values were primarily determined as provided for in Articles 2-1 and 2-3~5 of the “Enforcement

Order for the Land Revaluation Law” (Cabinet Order No. 119, issued on March 31, 1998).

•	Revaluation conducted on March 31, 2002

•	The excess of the carrying amounts of the revalued land over its market value at the end of March 31,

2012 was ¥2,363 million.

•	Revaluation conducted on March 31, 2001

•	The excess of the carrying amounts of the revalued land over its market value at the end of March 31,

2012 was ¥11,875 million.

•	Revaluation conducted on March 31, 2000

•	The excess of the carrying amounts of the revalued land over its market value at the end of March 31,

2012 was ¥1,854 million.

IV. Consolidated Statements of Income

(Impairment loss)

Impairment loss associated with property put into business, etc., is accounted for as a special loss. This categorization is based on recognizing the declining profitability in the deteriorating business conditions as impairment losses associated with property put into business at the Hirohata Works and Sakai Works of the Company and the welding and other operations of consolidated subsidiaries.

V. Consolidated Statements of Changes in Net Assets

1. Number and Type of Stocks Outstanding at the End of the Fiscal Year

Number of stock at the end of the period (including treasury stock)
Common stock	9,503,214,022 shares

Number of treasury stock at the end of the period
Common stock	428,564,671 shares

2. Dividends

(1)	Amount of Dividend Payments

Decision	Type of stock	Total dividends (Millions of yen)	Cash dividends per share (Yen)	Base date	Effective date
Ordinary general meeting of shareholders (June 26, 2012)	Common stock	6,302	1.0	March 31, 2012	June 27, 2012

(2)	Dividends for which the Record Date Belongs to the Fiscal Year, but the Operative Date Is in the Following Fiscal Year (Planned)

Decision	Type of stock	Source of dividends	Total dividends (Millions of yen)	Cash dividends per share (Yen)	Base date	Effective date
Ordinary general meeting of shareholders (June 25, 2013)	Common stock	Retained earnings	9,090	1.0	March 31, 2013	June 26, 2013

VI. Financial Instruments

1. Current Status of Financial Instruments

(1) Policy Regarding Financial Instruments

The Company considers its business plan as it undertakes the procurement of necessary funds (mainly through the arrangement of borrowings and the issuance of commercial paper and bonds), and its fund procurement methods are chosen based on consideration of the short- or long-term nature of funding requirements and other special characteristics of funding requirements. Surplus fund management is restricted to management methods that emphasize safety and capabilities for conversion into cash when necessary. In addition, in cases when the Company undertakes transactions in derivatives, such transactions are limited to transactions (including forecast transactions) undertaken as a part of business activities (for the purpose of hedging risks associated with actual transactions executed in the course of the Company’s business activities), and the Company has a policy of not engaging in derivatives transactions for trading purposes (transactions with the purpose of obtaining profit through the trading of derivatives themselves).

(2) Types of Financial Instruments and Related Risk

The Company is exposed to credit risk arising from notes and accounts receivable–trade and other receivables. However, the Company limits transactions to principal suppliers with which it can offset receivables against notes and accounts payable and borrowings and to companies with high credit ratings. The Company therefore judges that it is exposed to almost no contractual default credit risk. In addition, accompanying the Company’s exports of products, etc., the Company is exposed to foreign currency exchange risk associated with receivables denominated in foreign currencies. The Company holds marketable securities (short-term investments) and investments in securities, mainly stocks of transactions partner companies and other business collaborators, and the Company is exposed to market price risk owing to these stockholdings. Also, the Company extends long-term loans to its affiliates, etc.

The Company incurs such trade payables as notes and accounts payable that are, in principle, payable within one year. The Group is exposed to foreign currency exchange risk arising from a portion of trade payables associated with imports of raw materials, etc., that is denominated in foreign currencies. The Company’s fund procurement is as described in (1) above. Please note that a portion of funds procured by means of long-term borrowings and bonds is associated with variable interest rates and the related payment burden changes due to trends in market interest rates.

The Company limits derivative transactions associated with negotiable securities, interest rates, orcurrency exchange rates to hedge transactions  to avoid risk in change to the value of marketable securities in its possession, ‚ to maintain the proportion of assets and liabilities bearing fixed or variable interest rates, and ƒ to avoid exchange risk associated with sales, funding, investment, and financing activities undertaken as a part of business activities. The derivatives transactions executed by the Company are exposed to risk of market price fluctuation, future changes in interest rates, market conditions, and currency exchange rates. However, the Company limits such transactions to those with the objectives described in , ‚, and ƒ above and therefore judges that the transactions present limited risk to the Company’s business.

(3) Systems for Management of Financial Instrument Risk

	Management of credit risks (the risk that transactions partners may default on their obligations, etc.) In accordance with the Company’s credit management regulations, information related to the credit management situation of transactions partners is shared, and asset preservation measures are considered and implemented when necessary.

‚	Management of market risks (the risks arising from fluctuations in interest rates, exchange rates, and other indicators)

1)	Market price risks

Regarding marketable securities and investments in securities, the Company maintains a grasp of fair value situations when necessary and undertakes deliberations regarding whether such securities are required for business purposes.

2)	Interest rate risks

The Company executes interest swap transactions to control risk from interest rate changes associated with interest payments on borrowings and bonds.

3)	Currency exchange risks

Regarding foreign currency-denominated trade assets and liabilities, the Company executes forward exchange contracts and currency swaps to avoid exchange risk associated with sales, funding, investment, and financing activities undertaken as a part of business activities

Derivative transactions are executed in accordance with internal derivative transaction management regulations. These regulations require prospective derivative transactions involving financial products be discussed by the Funding Management Committee. As deemed necessary, the committee reports approved transactions to the Management Conference and Board of Directors for discussion. Transactions are executed upon final approval by the General Manager of the Finance Department within the pre-authorized scope of transactions. Reports on the balance and profitability status of such transactions are regularly submitted to the Funding Management Committee, and an evaluation of the effectiveness of hedging activities is conducted each six-month semiannual fiscal period.

ƒ	Management of fund procurement liquidity-related risk (the risk that the Group may not be able to meet its payment obligations on the scheduled date)

Based on reports from each of the Company’s departments, the Finance Department prepares and updates cash flow plans when necessary and employs other methods to manage liquidity risk. To prepare for unexpected events, the Company arranges commitment line contracts.

The systems of consolidated subsidiaries are generally the same as those of the Company described in items

(1) through (3) above.

2. Estimated Fair Value and Other Matters Related to Financial Instruments

Carrying value on the consolidated balance sheets as of March 31, 2013 (the closing date of the consolidated accounts), estimated fair value, and unrealized gains (losses) are shown in the following table.

(Millions of yen)

	Carrying value (*)	Estimated fair value (*)	Unrealized gain (loss)
(1) Cash and deposits	89,350	89,350	—
(2) Notes and accounts receivable—trade	579,562	579,562	—
(3) Marketable securities and investments in securities
Held-to-maturity securities	10,999	10,994	(5)
Available-for-sale securities	663,334	663,334	—
(4) Notes and accounts payable—trade	(596,230)	(596,230)	—
(5) Short-term loans payable	(494,903)	(494,903)	—
(6) Bonds due within one year	(135,100)	(135,100)	—
(7) Accounts payable	(405,777)	(405,777)	—
(8) Bonds	(504,659)	(519,217)	(14,558)
(9) Long-term loans payable	(1,346,219)	(1,373,836)	(27,616)
(10) Derivative transactions	5,183	5,183	—

*	Figures shown in parentheses are liability items. The fair value of assets and liabilities stemming from derivative transactions are shown in net figures, and figures for items with total net fair values that are liabilities are shown in parentheses.

Notes:

1.	Methods for computing the estimated fair value of financial instruments and matters related to securities and derivative transactions
(1)	Cash and deposits and (2) notes and accounts receivable—trade

Since these items are settled in a short period of time and have estimated fair values that are virtually the same as the carrying value on the Company’s ledger, the ledger value has been used.

(3)	Marketable securities and investments in securities

The estimated fair values of these items are mainly valued at the exchange trading price.

(4)	Notes and accounts payable—trade, (5) Short-term loans payable, (6) Bonds due within one year, and

(7) Accounts payable

Since these items are settled in a short period of time and have estimated fair values that are virtually the same as the carrying value on the Company’s ledger, the ledger value has been used.

(8)	Bonds and (9) Long-term loans payable

Bonds are valued at the market trading price. To estimate the fair value of long-term loans payable, the current value of these items is evaluated by discounting the total value of associated principal and interest using a notional interest rate that would be employed if that total value of funds were to be newly procured through the same kind of procurement method. Bonds and long-term loans payable with variable interest rates are subject to special case interest swap treatment (see (10) below), and their fair values are estimated by calculating the total value of associated principal and interest that are treated together with interest swaps, and then discounting that value using a rationally estimated notional interest rate that might be employed if that total value of funds were to be newly procured through the same kind of procurement method.

(10)	Derivative transactions

The estimated fair values of forward exchange contracts are valued at the forward exchange market rate. Because items subject to assigning method accounting (period-by-period allocation) are accounted for together with notes and accounts receivable—trade and notes and accounts payable—trade, their fair values are shown including the fair value of the said notes and accounts receivable—trade and notes and accounts payable—trade (see (2) and (4) above). The estimated fair values of interest swaps are mainly valued at the price provided by the financial institutions making markets in these securities. Regarding special case treatment items, because these are treated together with the bonds or long-term loans being hedged, the fair value of these items are listed inclusive of the value of the hedged bonds or long-term loans (see (8) and (9) above).

2.	Unlisted stocks, etc. (balance sheet value: ¥55,295 million) do not have market values, and it is not possible to estimate their future cash flows. As determining the estimated fair value of these items was recognized to be extremely difficult, their fair value has not been included in “(3) Marketable securities and investments in securities.”

VII. Per Share Information

Net assets per share	¥263.81
Net loss per share	¥16.23

VIII. Notes on the Business Integration

1.	Business Integration between Nippon Steel Corporation and Sumitomo Metal Industries, Ltd.

Nippon Steel Corporation resolved at the Board of Directors’ meeting on September 22, 2011, to enter into a Master Integration Agreement for the business integration (the “Merger”) with Sumitomo Metal Industries, Ltd. (SMI), upon which Nippon Steel would become the surviving corporation and SMI would be dissolved as of the integration date of October 1, 2012 (the “Integration Date”). The agreement was executed on the same day.

Subsequently, Nippon Steel and SMI executed a share exchange (the “Share Exchange”) on the Integration Date pursuant to which Nippon Steel became the wholly owning parent company of SMI and SMI became the wholly owned subsidiary of Nippon Steel. Upon resolution at the Board of Directors’ meeting held on April 27, 2012, concerning the final agreement that includes a partial amendment to the content of the Master Integration Agreement for the execution of the Merger without provision of shares, cash, or other consideration, a share exchange was effected pursuant to the Share Exchange Agreement, and the Merger was executed pursuant to the Master Integration Agreement. Upon approval and passage of the Share Exchange Agreement and the Merger Agreement (collectively, the “Business Integration”) at the respective general meetings of shareholders of Nippon Steel and SMI held on June 26, 2012, the Business Integration was authorized with an enforcement date of October 1, 2012.

(1)	Outline of the Business Integration

	Name and Business of the Acquired Company

Acquired company name	Sumitomo Metal Industries, Ltd.
Business of the acquired company	Steelmaking and steel fabrication

‚	Objectives of the Business Integration

Through the Business Integration, the Companies will make a thorough effort to seek the “combination of their respective advanced management resources that each has built up and the consolidation of the superior areas of their respective businesses.” In addition, the Companies will accelerate the implementation of business structure reform by such means as “pursuing greater efficiency in domestic production bases and expanding overseas businesses.” Through the realization of these objectives at an early stage, the Companies aim to be “the Best Steelmaker with World-Leading Capabilities,” a company with higher standards in all areas, including scale, cost, technology, and customer service.

Through the maximization of the potential of steel as a fundamental industrial material by utilizing world- leading technology and manufacturing know-how, the Integrated Company will support the development of customers in and outside Japan as well as contribute to further growth of the Japanese and global economies and the improvement of global society.

ƒ	Date of the Business Integration

October 1, 2012

„	Legal Method of the Business Integration

The Business Integration was conducted using the following two-step legal procedure, consisting of a share exchange followed by an absorption-type merger on the same day.

Step 1: Share Exchange

On the Integration Date, the Companies effected a share exchange pursuant to which Nippon Steel & Sumitomo Metal Corporation acquired all of the issued shares of Sumitomo Metals and delivered shares of Nippon Steel & Sumitomo Metal Corporation to each of the shareholders of Sumitomo Metals (excluding Nippon Steel & Sumitomo Metal Corporation). Nippon Steel & Sumitomo Metal Corporation thereupon became a wholly owning parent company of Sumitomo Metals.

Step 2: Absorption-type Merger

On the Integration Date, the Companies effected an absorption-type merger pursuant to which Nippon Steel & Sumitomo Metal Corporation became the company surviving the absorption-type merger and Sumitomo Metals became the company absorbed in the absorption-type merger subject to the effectuation of the Share Exchange.

…	Integrated Company Name

Nippon Steel & Sumitomo Metal Corporation

†	Acquired Ratio of Voting

100%

‡	Primary reasons for the decision to acquire the company

Nippon Steel’s decision to acquire the company was based on factors that include the fact that the corporate integration would be executed utilizing shares as the consideration and Nippon Steel retains shares of the company and the fact that shareholders of Nippon Steel before the integration would retain the greatest percentage of shares of the post-integration company.

(2)	Period of the Business Results of the Acquired Company Included in the Consolidated Statements of

Operations to Be Concerned with the Period

October 1, 2012 — March 31, 2013

(3)	The Historical Cost of the Acquired Company and the Breakdown

Value of the acquisition (the current price of the common stock which Nippon Steel & Sumitomo Metal Corporation delivered on the date of business combination)	¥505,654 million
Expense needed for the acquisition directly (expense for advisory, etc.)	¥1,972 million

Total Historical Cost	¥507,627 million

(4)	Exchange Ratio by Type of Share, Calculation Method, and Number of Shares Exchanged

	Type of Shares to Be Exchanged (the share exchange ratio for a share of common stock of Nippon Steel to be allotted for each share of common stock of SMI)

A 0.735 share of common stock of Nippon Steel was delivered for each share of common stock of SMI.

‚	Share Exchange Ratio Calculation Method

1)	Basis for calculation

Nippon Steel and SMI, in order to ensure fair and appropriate calculation of the integration ratio (the merger ratio is as of the conclusion of the Master Integration Agreement contract on September 22, 2011; the stock exchange ratio is as of the conclusion of the Share Exchange Agreement on April 27, 2012), each requested their respective financial advisors to conduct independent financial analysis of the integration ratio.

Nippon Steel engaged Mitsubishi UFJ Morgan Stanley Securities Co., Ltd. (“Mitsubishi UFJ Morgan Stanley”), Merrill Lynch Japan Securities Co., Ltd. (“Merrill Lynch Japan Securities”), Mizuho Securities Co., Ltd. (“Mizuho Securities”), and JP Morgan Securities Japan Co., Ltd. (“JP Morgan”). SMI engaged SMBC Nikko Securities Inc. (“SMBC Nikko Securities”), Goldman Sachs Securities Co., Ltd. (“Goldman Sachs”), Deutsche Securities Inc. (“Deutsche Securities”), and Daiwa Securities Capital Markets Co., Ltd. (“Daiwa Securities Capital Markets”), which merged with Daiwa Securities Co., Ltd., on April 1, 2012).

2)	Calculation details

Nippon Steel, in consideration of the findings of the financial analysis of the integration ratio provided by Mitsubishi UFJ Morgan Stanley, Merrill Lynch Japan Securities, Mizuho Securities, and JPMorgan, and SMI, in consideration of the findings of the financial analysis of the integration ratio provided by SMBC Nikko Securities, Goldman Sachs, Deutsche Securities, and Daiwa Securities Capital Markets, following meticulous negotiation and consultation in overall consideration of each company’s financial status, assets status, outlook for future business and performance, and other factors, on September 22, 2011, determined that it shall be appropriate to utilize the share exchange ratio presented in section 4)  above as the effective integration ratio and concluded the Master Integration Agreement.

Although the Companies decided to change the method of the Business Integration from the One-Step Merger planned when the companies concluded the Master Integration Agreement on September 22, 2011, to a two-step procedure whereby the Share Exchange will be followed by an absorption-type merger on the same day, it was determined that the two-step procedure would not change the relative share value of Nippon Steel or SMI shares, and, therefore, the change in business integration procedure would not affect the exchange ratio of Nippon Steel shares to be distributed in exchange for each share of SMI.

Each of the Companies, in taking into consideration the respective parties’ status after September 22, 2011, as well as advice from their respective financial advisors, which was based on publicly available information and other information that was provided by the parties to their respective financial advisors, has confirmed that no event has occurred since September 22, 2011, that would require the parties to reconsider the agreed allocation ratio of Nippon Steel shares to be distributed in exchange for each share of SMI.

Based on the above, Nippon Steel and SMI agreed and resolved to execute the Share Exchange at the integration (merger) ratio agreed upon in the Master Integration Agreement entered into on September 22, 2011, and concluded the Share Exchange Agreement on April 27, 2012.

ƒ	The number of shares which Nippon Steel & Sumitomo Metal Corporation delivered

3,200,346,200 shares

(5)	Goodwill Amount, Reason for Payment, Manner and Period of Amortization

	The goodwill amount is ¥34,080 million.
‚	The reason for payment is the cost of acquisition exceeded the current market value at the time of the corporate integration.
ƒ	The amortization method and period will be the straight-line method over a period of 10 years.

2.	Business Integration between Nippon Steel City Produce, Inc. and Kowa Real Estate Co., Ltd.

Nippon Steel City Produce, Inc. (“Nippon Steel City Produce”), resolved at the Board of Directors’ meeting on March 26, 2012, to enter into a Master Integration Agreement for the business integration (the “Merger”) with Kowa Real Estate Co., Ltd. (“Kowa”), upon which Kowa would become the surviving company and Nippon Steel City Produce would be dissolved as of the integration date of October 1, 2012. The agreement was executed on the same day.

Nippon Steel City Produce and Kowa subsequently concluded a merger agreement on June 11, 2012. Upon approval and passage of the merger agreement at the respective general meetings of shareholders of Nippon Steel City Produce held on June 26, 2012, and Kowa held on July 20, 2012, the Merger was authorized with an enforcement date of October 1, 2012, on which day Kowa revised its corporate name to Nippon Steel Kowa Real Estate Co., Ltd.

(1)	Outline of the Corporate Integration Executed by the Subsidiary

	Name of the integration companies and the business

Integrated company	Kowa Real Estate Co., Ltd.
Description of business	Owning, leasing, and managing real estate.
Developing, buying, and selling of real estate as well as real estate brokering and consulting services.
Planning and investing in real estate securitized products.

Non-integrated company	Nippon Steel City Produce, Inc.
Description of business	Development and sales of lots as well as leasing and managing real estate.
Consulting on the effective utilization of real estate.

‚	Objectives of the Corporate Integration

Through this corporate integration, Nippon Steel City Produce and Kowa Real Estate will bring together their excellent business resources and expertise cultivated up to this point and organically integrate their respective specialty areas so that the companies can maintain a balanced business portfolio with an emphasis on developing and leasing office and condominium buildings as well as become an integrated developer that can provide multidimensional real estate services. As a result of this integration, the companies will enhance profitability, financial stability, and brand value. In addition, they will exert a strong presence in the real estate industry and pursue the realization of sustainable growth.

ƒ	Date of the Corporate Integration

October 1, 2012

„	Outline of the Corporate Integration including the Legal Method

The companies were integrated through the merger. (Kowa Real Estate is the surviving company, and Nippon Steel City Produce has been dissolved.)

(2)	Outline of the Accounting Treatment

The accounting method for this report is based on the Accounting Standard for Business Divestitures (ASBJ Statement No. 7) and Guidance on Accounting Standard for Business Combinations and Accounting Standard for Business Divestitures (ASBJ Guidance No. 10).

(3)	Name of the Division where the Combination Company was Included in Disclosure of the Segment Information

Urban development segment

(4)	Approximation of the Profit and Loss of the Combination Company Reported on the Consolidated Statements of Operations to Be Concerned with the Period

Net sales	¥33,935 million
Ordinary profit	¥4,209 million

Net sales comprise urban development business net sales of ¥33,935 million in the first half of the consolidated fiscal year.

Ordinary profit comprises urban development business ordinary profit of ¥2,376 million in the first half of the consolidated fiscal year and an equity-method investment return associated with Nippon Steel Kowa Real Estate Co., Ltd., of ¥1,833 million in the third quarter of the consolidated fiscal year.

Notes to the Non-Consolidated Financial Statements

I. Significant Accounting Policies

1. Basis and Method of Evaluation of Assets

(1)	Marketable Securities

•	Shares of subsidiaries and affiliates: Stated at cost determined by the moving-average method

•	Available-for-sale securities:

Securities with market quotations: Stated at market value as of the balance sheet date (Net unrealized gains or losses are comprehensively included in net assets, and the cost of securities sold is determined by the moving-average method.)

Securities without market quotations: Stated at cost determined by the moving-average method

(2)	Inventories

•

Products, semi-finished products, work in process, raw materials, and supplies (molds and rolls): Cost method based on the periodic average method (the method of reducing book value when the contribution of inventories to profitability declines)

•	Supplies (excluding molds and rolls): Cost method mainly based on the first-in, first-out method (the method of reducing book value when the contribution of inventories to profitability declines)

2. Depreciation Methods for Fixed Assets

(1)	Tangible Fixed Assets (excluding lease assets)

Depreciation of tangible fixed assets is mainly calculated using the declining-balance method. However, the straight-line method is used for buildings.

Useful lives of tangible fixed assets are generally as follows:

Buildings:	Mainly 31 years
Machinery and equipment:	Mainly 14 years

(Changes in accounting principles that are difficult to classify from the changes in accounting estimates)

Beginning in the fiscal year under review, accompanying revisions in the corporate tax law, the Company has changed their method of depreciation for tangible fixed assets acquired on or after April 1, 2012, based on the corporate tax law after revisions.

Compared with the previous accounting method, the effect of these changes on the results for the fiscal year under review was to increase operating profit by ¥5,284 million and ordinary profit by ¥5,284 million.

(2)	Intangible Fixed Assets (excluding lease assets)

Amortization of intangible fixed assets is calculated using the straight-line method.

Software products used by the Company are amortized over the projected usage periods that are of 5 years.

(3)	Lease Assets

Assets concerning finance leases in which ownership is transferred to the lessee

These assets are depreciated using the same method of depreciation for tangible fixed assets owned by the Company.

Assets concerning finance leases in which ownership is not transferred to the lessee

These assets are depreciated to a residual value of zero based on the straight-line method over a useful life period corresponding to the lease contract period.

3.	Accounting Basis for Reserves and Allowances

(1)	Allowance for Doubtful Accounts

To provide for potential losses on doubtful accounts, the allowance for doubtful accounts is computed based on the historical experienced default ratio for non-specific receivables as well as based on the estimated irrecoverable portion of specific doubtful receivables calculated individually.

(2)	Accrued Pension and Severance Costs

To provide for employee retirement benefits, an allowance is computed based on projections of retirement benefit obligations and the pension fund assets made at the end of the fiscal year under review. Prior service cost is being amortized by the straight-line method over periods (up to 10 years), which are shorter than the average remaining years of service of the employees. Actuarial differences arising from utilizing average estimated remaining periods of employment (up to 10 years) that are shorter than the average remaining years of service of the employees are principally amortized using the straight-line method beginning from the fiscal year following the time of occurrence.

(3)	Reserve for Repairs to Blast Furnaces

Reserves are maintained in anticipation of significant periodic overhauls and repairs to blast furnaces and hot blast stoves. Reserve amounts are determined based on historical costs for similar activities.

4.	Other Significant Accounting Policies for Financial Statements

(1)	Important Assets and Liabilities in Foreign Currencies and Foreign Currency Translation

Monetary assets and liabilities of the Company denominated in foreign currencies are translated into yen at the spot rate prevailing on the closing date of accounts, and the resulting foreign exchange gains or losses are recognized as income or expenses.

(2)	Method of Hedge Accounting

The Company uses deferred hedge accounting. With respect to items meeting in-house requirements, assigning method accounting (period-by-period allocation) is applied to forward exchange contracts and currency swaps associated with foreign currency-denominated transactions and foreign currency monetary assets and liabilities. Special accounting measures are applied to interest swaps that meet the requirements for special accounting treatment.

(3)	Method and period for amortization of goodwill

Goodwill is amortized using the straight-line method over the period, where it is possible to estimate such a period, for which the excess cost is expected to have an effect on the consolidated balance sheets. Otherwise, the excess cost is amortized proportionately over 5 years.

(4)	Accounting for Consumption Taxes

The accounting treatment used with respect to consumption tax and local consumption taxes is the tax-excluded method.

II. Changes in the Method of Presentation

(Consolidated balance sheets)

The reorganization of accounting methods following the business integration with Sumitomo Metal Industries, Ltd., led to a portion of accrued expenses (¥232,866 million in the previous fiscal year) to be categorized as accounts payable.

III. Non-Consolidated Balance Sheets

1. Accumulated Depreciation of Tangible Fixed Assets ¥4,861,252 million

2. Contingent Liabilities

The Company guarantees loans from financial institutions and other sources held by other companies.

(1)	Loan Guarantee Liabilities

(Outstanding amounts for the year ended)		(Substantial amounts)
Japan-Brazil Niobium Corporation	11,205 million	11,205 million
NIPPON STEEL & SUMIKIN GALVANIZING (THAILAND) CO., LTD.
	7,176 million	7,176 million
VALLOUREC & SUMITOMO TUBOS DO BRASIL LTDA.
	5,211 million	5,211 million
TENIGAL, S.de R.L.de C.V.	4,577 million	4,577 million
JAMSHEDPUR CONTINUOUS ANNEALING & PROCESSING COMPANY PRIVATE LIMITED
	3,778 million	1,851 million
NIPPON STEEL & SUMIKIN CRANKSHAFT LLC
	3,444 million	2,066 million
UNIGAL Ltda.	3,103 million	3,103 million
Huizhou Sumikin Forging Co., Ltd.
	1,477 million	1,141 million
NIPPON STEEL PIPE MEXICO,S.A. DE C.V.
	1,034 million	1,034 million
Other	2,455 million	2,342 million

Total	¥43,463 million	¥39,710 million

(2)	Reserved Guarantees of Loans

(Outstanding amounts)
Sumikin Financial Service Co., Ltd.	¥3,574 million
Sumimetal Mining Co., Ltd.	1,390 million
Other	1,678 million

Total	¥6,643 million

Substantial amounts are equivalent to outstanding amounts.

(3)	Maximum repurchase obligation amount associated with the liquidation of receivables

¥225 million

The substantial amount guaranteed is equivalent to the maximum repurchase obligation.

3. Accounts Payable and Receivable to Subsidiaries and Affiliates

Short-term loans receivable	¥160,187 million
Long-term loans receivable	150,853 million
Short-term loans payable	627,584 million
Long-term loans payable	322,801 million

IV. Non-Consolidated Statements of Income

1. Transactions with Subsidiaries and Affiliates

Operating transactions
Net sales	¥ 731,567 million
Purchases	1,001,860 million
Non-operating transactions
Proceeds from the transfer of assets, etc.	¥243,244 million
Expenditures from the transfer of assets, etc.	212,098 million

2. Impairment loss

Impairment loss associated with property put into business, etc., is accounted for as a special loss. This categorization is based on recognizing the declining profitability in the deteriorating business conditions as impairment losses associated with property put into business at the Hirohata Works and Sakai Works of the Company.

V. Statements of Changes in Net Assets

Number and Type of Treasury Stocks Outstanding at the End of the Fiscal Year

Common stocks	412,382,570 shares

VI. Tax-Effect Accounting

Deferred tax assets primarily arise from the exclusion from expenses of accrued bonus, pension and severance costs, impairment loss, and net loss carried forward.

VII. Per Share Information

Net assets per share	¥175.49
Net loss per share	19.50

VIII. Notes on the Business Integration

Business Integration between Nippon Steel Corporation and Sumitomo Metal Industries, Ltd.

1.	Period of the Business Results of the Acquired Company Included in the Statements of Operations to Be Concerned with the Period

October 1, 2012 — March 31, 2013

2.	Goodwill Amount, Reason for Payment, Manner and Period of Amortization

(1)	The goodwill amount is ¥51,855 million.

(2)	The reason for payment is the cost of acquisition exceeded the current market value at the time of the corporate integration.

(3)	The amortization method and period will be the straight-line method over a period of 10 years.

Other items are presented in “Notes to the Consolidated Financial Statements” and “VIII. Notes on the Business Integration” on page 50.

Report of Accounting Auditor on Consolidated Financial Statements (Copy)

[English Translation of the Auditors’ Report Originally Issued in the Japanese Language]

Independent Auditors’ Report

May 13, 2013

Mr. Shoji Muneoka

Representative Director, Chairman and CEO

Nippon Steel & Sumitomo Metal Corporation

KPMG AZSA LLC

Hideki Yanagisawa (Seal)

Designated Limited Liability Partner

Certified Public Accountant

Toshiya Mori (Seal)

Designated Limited Liability Partner

Certified Public Accountant

Hiroshi Tawara (Seal)

Designated Limited Liability Partner

Certified Public Accountant

We have audited the consolidated financial statements, comprising the consolidated balance sheet, the consolidated statement of income, the consolidated statement of changes in net assets and the related notes of Nippon Steel & Sumitomo Metal Corporation for the year from April 1, 2012 to March 31, 2013 in accordance with Article 444, Paragraph 4 of the Companies Act.

Management responsibility in respect of the consolidated financial statements

Management of the Company is responsible for the preparation and appropriate presentation of the consolidated financial statements, pursuant to the corporate accounting standards generally accepted in Japan. This includes development and operation of internal control as deemed necessary by the management in ensuring preparation and appropriate presentation of the consolidated financial statements that are free of material misstatements due to fraud or error.

Responsibility of Accounting Auditor

Our responsibility is to express an opinion on the consolidated financial statements based on our audit as independent auditors. We conducted our audit in accordance with auditing standards generally accepted in Japan. Those auditing standards require us to develop audit plan and conduct our audit according to the plan in order to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement.

Our audit involves the procedures to obtain audit evidence that verifies if the accurate amounts were duly disclosed in the consolidated financial statements. Audit procedures are selected and applied at our discretion, based on the risk assessment of material misstatements in the consolidated financial statements due to fraud or error. Although expressing our opinion in respect of the effectiveness of the Company’s internal control does not constitute the purpose of accounting audit, we examine the internal control in respect of the preparation and appropriate presentation of the consolidated financial statements, with the purpose to develop appropriate audit procedures depending on the situation, when we implement the risk assessment. An audit also includes assessing the accounting principles used, the method of their application and estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe we have obtained sufficient and appropriate audit evidence that serves as the basis for expression of our opinion.

Audit opinion

In our opinion, the consolidated financial statements referred to above presents fairly, in all material respects, the financial position and the results of operations of Nippon Steel & Sumitomo Metal Corporation and its consolidated subsidiaries for the period, for which the consolidated financial statements were prepared, in conformity with accounting principles generally accepted in Japan.

Interest

Our firm and engagement partners have no interest in the Company which should be disclosed pursuant to the provisions of the Certified Public Accountants Law of Japan.

Report of Accounting Auditor on Non-Consolidated Financial Statements (Copy)

[English Translation of the Auditors’ Report Originally Issued in the Japanese Language]

Independent Auditors’ Report

May 13, 2013

Mr. Shoji Muneoka

Representative Director, Chairman and CEO

Nippon Steel & Sumitomo Metal Corporation

KPMG AZSA LLC

Hideki Yanagisawa (Seal)

Designated Limited Liability Partner

Certified Public Accountant

Toshiya Mori (Seal)

Designated Limited Liability Partner

Certified Public Accountant

Hiroshi Tawara (Seal)

Designated Limited Liability Partner

Certified Public Accountant

We have audited the non-consolidated financial statements, comprising the balance sheet, the statement of income, the statement of changes in net assets and the related notes, and its supporting schedules of Nippon Steel & Sumitomo Metal Corporation for the 88th business year from April 1, 2012 to March 31, 2013 in accordance with Article 436, Paragraph 2, Item 1 of the Companies Act.

Management responsibility in respect of the non-consolidated financial statements and other documents

Management of the Company is responsible for the preparation and appropriate presentation of the non-consolidated financial statements and the supporting schedules, pursuant to the corporate accounting standards generally accepted in Japan. This includes development and operation of internal control as deemed necessary by the management in ensuring preparation and appropriate presentation of the non-consolidated financial statements and the supporting schedules that are free of material misstatements due to fraud or error.

Responsibility of Accounting Auditor

Our responsibility is to express an opinion on the non-consolidated financial statements and supporting schedules based on our audit as independent auditors. We conducted our audit in accordance with auditing standards generally accepted in Japan. Those auditing standards require us to develop audit plan and conduct our audit according to the plan in order to obtain reasonable assurance about whether the non-consolidated financial statements and supporting schedules are free of material misstatement.

Our audit involves the procedures to obtain audit evidence that verifies if the accurate amounts were duly disclosed in the non-consolidated financial statements and the supporting schedules. Audit procedures are selected and applied at our discretion, based on the risk assessment of material misstatements in the non-consolidated financial statements and the supporting schedules due to fraud or error. Although expressing our opinion in respect of the effectiveness of the Company’s internal control does not constitute the purpose of accounting audit, we examine the internal control in respect of the preparation and appropriate presentation of the non-consolidated financial statements and the supporting schedules, with the purpose to develop appropriate audit procedures depending on the situation, when we implement the risk assessment. An audit also includes assessing the accounting principles used, the method of their application and estimates made by management, as well as evaluating the overall presentation of the non-consolidated financial statements and supporting schedules.

We believe we have obtained sufficient and appropriate audit evidence that serves as the basis for expression of our opinion.

Audit opinion

In our opinion, the non-consolidated financial statements and supporting schedules referred to above present fairly, in all material respects, the financial position and the results of operations of Nippon Steel & Sumitomo Metal Corporation for the period, for which the non-consolidated financial statements and supporting schedules were prepared, in conformity with accounting principles generally accepted in Japan.

Interest

Our firm and engagement partners have no interest in the Company which should be disclosed pursuant to the provisions of the Certified Public Accountants Law of Japan.

Report of Audit & Supervisory Board on Business Report and other issues, Consolidated Financial

Statements and Non-Consolidated Financial Statements (Copy)

[English Translation of the Board of Audit & Supervisory Board Members’ Report Originally Issued in the Japanese Language]

Audit Report

The Audit & Supervisory Board, following deliberations on the reports made by each Audit & Supervisory Board Member concerning the audit of performance of duties by Directors of the Company for the 88th fiscal year from April 1, 2012 to March 31, 2013, has prepared this audit report, and hereby reports as follows:

1.	Auditing Method Used by Each Audit & Supervisory Board Member and the Audit & Supervisory Board and Details Thereof

The Audit & Supervisory Board established auditing policies and auditing plans, focused as key audit points on establishment and management of systems to ensure that the Company’s business will be conducted properly, including systems to ensure that the performance of duties by the Directors will be in compliance with the laws and regulations and with the Company’s Articles of Incorporation (hereinafter referred to as the “Internal Control System”) and on promotion of the measures for Management Plan, and received reports from each Audit & Supervisory Board Member regarding the progress and results of audits, as well as received reports from the Directors, other relevant personnel and the Accounting Auditor regarding the performance of their duties, and sought explanations as necessary.

In compliance with the standard concerning Audit & Supervisory Board Member’s audit, which was established by the Audit & Supervisory Board, each Audit & Supervisory Board Member endeavored to gather information and to create an improved environment for auditing through close communication with the Directors, employees including those working in the Internal Audit Department and other relevant personnel in accordance with the auditing policies and auditing methods. Each Audit & Supervisory Board Member also attended meetings of the Board of Directors, management meetings and other meetings, received reports from the Directors, employees and other relevant personnel regarding the performance of their duties, sought explanations as necessary, inspected important documents, and examined the operations and financial position of the Company at the Head Office and Works of the Company. With respect to the resolution of the Board of Directors on the Internal Control System and establishment and management thereof based on such resolution, each Audit & Supervisory Board Member received explanation from the Directors and other relevant personnel, scrutinized it and expressed opinion thereon. With respect to the internal control on financial reporting, each Audit & Supervisory Board Member received report on assessment of such internal control and auditing thereof not only from the Directors and other relevant personnel of the Company, but also from KPMG AZSA LLC, and sought explanations as necessary. As for the Basic Policy on the Composition of Persons to Control Decision-Making over the Financial and Business Policies of the Company as described in the Business Report, each Audit & Supervisory Board Member examined its contents based on discussions at the meetings of Board of Directors and other relevant meetings. As for the subsidiaries of the Company, each Audit & Supervisory Board Member endeavored to keep communication and shared information with the Directors and Audit & Supervisory Board Members and other related personnel of the subsidiaries, and received reports from the subsidiaries regarding their businesses and sought explanations as necessary.

Based on the foregoing method, we examined the Business Report and the supplementary schedules for this fiscal year.

Furthermore, the Audit & Supervisory Board Members confirmed whether the Accounting Auditor maintained its independence and implemented appropriate audits, as well as received reports from the Accounting Auditor regarding the performance of its duties and sought explanations as necessary. The Audit & Supervisory Board Members also received notification from the Accounting Auditor that system for ensuring appropriate execution of the duties of the Accounting Auditor has been prepared and sought explanations as necessary.

Based on the foregoing method, the Audit & Supervisory Board Members reviewed the non-consolidated financial statements for this fiscal year (non-consolidated balance sheet, non-consolidated statement of income, non-consolidated statement of changes in net assets and the related notes) and supplementary schedules thereto as well as the consolidated financial statements for this fiscal year (consolidated balance sheet, consolidated statements of income, consolidated statement of changes in net assets and the related notes).

2.	Audit Results

(1)	Audit Results on the Business Report, etc.

A.	In our opinion, the Business Report and the supplementary schedules fairly represent the Company’s condition in conformity with the applicable laws and regulations of Japan as well as the Articles of Incorporation of the Company.

B.	We have found no evidence of misconduct or material facts in violation of the applicable laws and regulations, nor of any violation with respect to the Articles of Incorporation of the Company, related to performance of duties by the Directors.

C.	In our opinion, the content of the resolutions of the Board of Directors regarding the Internal Control System is appropriate, and continuous improvement has been made to establishment and management of the Internal Control System. In addition, we received reports from the Directors of the Company, etc. as well as KPMG AZSA LLC stating that the internal control on financial reporting is effective.

D.	We have found no matters on which to remark in regard to the Basic Policy on the Composition of Persons to Control Decision-Making over the Financial and Business Policies of the Company as described in the Business Report. In our opinion, the Measures to Prevent Decisions on the Financial and Business Policies of the Company from Being Controlled by Those Deemed Inappropriate in Light of the Basic Policy as described in the Business Report are in accordance with such Basic Policy, not to impair common interest of the shareholders of the Company or intended to protect position of current management of the Company.

(2)	Results of Audit of the Non-Consolidated Financial Statements and Supplementary Schedules

In our opinion, the method and the results of the audit used and conducted by KPMG AZSA LLC, the Accounting Auditor, are appropriate.

(3)	Results of Audit of the Consolidated Financial Statements

In our opinion, the method and the results of the audit used and conducted by KPMG AZSA LLC, the Accounting Auditor, are appropriate.

May 14, 2013

The Audit & Supervisory Board of Nippon Steel & Sumitomo Metal Corporation

Senior Audit & Supervisory Board Member	Toshihide Tanabe (Seal)
Audit & Supervisory Board Member	Hirotomo Suetsugu (Seal)
Audit & Supervisory Board Member	Hirohiko Minato (Seal)
Audit & Supervisory Board Member (Outside Audit & Supervisory Board Member)	Shigeo Kifuji (Seal)
Audit & Supervisory Board Member (Outside Audit & Supervisory Board Member)	Takao Kusakari (Seal)
Audit & Supervisory Board Member (Outside Audit & Supervisory Board Member)	Toshiro Mutoh (Seal)
Audit & Supervisory Board Member (Outside Audit & Supervisory Board Member)	Hirotake Abe (Seal)

NSSMC Group’s Guiding Principles

Corporate Philosophy

Nippon Steel & Sumitomo Metal Corporation Group will pursue world-leading technologies and manufacturing capabilities, and contribute to society by providing excellent products and services.

Management Principles

1. We continue to emphasize the importance of integrity and reliability in our actions.

2. We provide products and services that benefit society, and grow in partnership with our customers.

3. We pursue world-leading technologies and manufacturing capabilities.

4. We continually anticipate and address future changes, innovative from within, and pursue unending progress.

5. We develop and bring out the best in our people to make our Group rich with energy and enthusiasm.

Shareholder Reference Information

Fiscal year end	March 31 each year
Annual Meeting of Shareholders	Latter part of June each year
Record date for the Annual Meeting of Shareholders	Shareholders entitled to exercise the right at the Annual Meeting of Shareholders shall be those who are electronically recorded as having the voting rights in the latest Register of Shareholders of March 31 each year.
Record date for dividends	The Company may distribute its surplus to the shareholders or pledgees registered in the latest Register of Shareholders as of March 31, September 30 and such other date as determined by the Board of Directors.
Website for electronic public notices	The Company’s website http://www.nssmc.com/en/index.html/
Articles of Incorporation and Regulations Relating to Shares	Articles of Incorporation and Regulations Relating to Shares are disclosed on the Company’s website at http://www.nssmc.com/en/index.html/, under “Investor Relations.”
Registration agent	Sumitomo Mitsui Trust Bank, Limited 4-1, Marunouchi 1-chome, Chiyoda-ku, Tokyo, Japan
Place of business of registration agent (Mailing address and telephone enquiries)

Sumitomo Mitsui Trust Bank, Limited,

Stock Transfer Agency Business Planning Department

8-4, Izumi 2-chome, Suginami-ku, Tokyo, 168-0063, Japan

Telephone number designated for the Company’s

shareholders:

0120-785-401 (toll free within Japan)

Main number of transfer agent:

0120-782-031 (toll free within Japan)

Change of address, and request for sale and purchase of shares less than one unit

Please contact and consult with the securities firm in where you have an account. Shareholders for whom special accounts have been opened due to their lack of an account in a securities firm should contact Sumitomo Mitsui Trust Bank, Limited, our administrator of the special accounts.

Payment of accrued dividends

Please contact Sumitomo Mitsui Trust Bank, Limited, our registration agent.

Fees concerning sale and purchase of less than one unit of shares

Charged at the amount specified separately (please refer to “Investor Relations” on the Company’s website at http://www.nssmc.com/en/index.html/).

Nippon Steel & Sumitomo Metal Corporation

6-1, Marunouchi 2-chome, Chiyoda-ku, Tokyo 100-8071

Tel.: +81-3-6867-4111

http://www.nssmc.com/en/index.html/

Proposal 2	[Omitted]

Proposal 3	[Omitted]

Proposal 4	[Omitted]

Proposal 5	[Omitted]